                                   EXHIBIT D

                        CONAM REALTY INVESTORS 2, L.P.
                             1764 SAN DIEGO AVENUE
                       SAN DIEGO, CALIFORNIA 92110-1906

                                                     December [    ], 1998

Dear Limited Partner,

  We are writing to inform you of an opportunity to liquidate your investment in ConAm Realty Investors 2, L.P. (the "Partnership") through the sale of the remaining four properties (the "Properties") of the Partnership for $29,300,000 to a Delaware limited liability company (the "Purchaser") to be formed if the sale is approved by the Limited Partners. Shortly after the sale of the Properties, it is anticipated that the Partnership would be liquidated and net proceeds from the sale, together with certain cash from operations, would be distributed to the Limited Partners in accordance with their respective interests in the Partnership. Two pension funds advised by Lend Lease Real Estate Investments, Inc. ("Lend Lease"), which is unaffiliated with the General Partner, will each own a 45.5% interest in the Purchaser, and ConAm DOC Affiliates LLC, an affiliate of the General Partner, will own a 9% interest in the Purchaser. In addition, ConAm Management Corporation, an affiliate of the General Partner which will not be a member of the Purchaser, will act as the initial property manager for the Purchaser if the sale is approved. See "THE PROPOSALS--The Purchaser" in the enclosed Consent Solicitation Statement.

  The accompanying materials discuss the proposed sale and certain related matters in detail, but we would like to summarize our reasons for recommending that you consent to the sale.

  .The General Partner believes that current market conditions are favorable for the sale of the Properties.

  . The Partnership has held the Properties substantially longer than the originally anticipated holding period.

  . If the sale is consummated, aggregate distributions to the Limited Partners following the sale, including a distribution in respect of the sale and a final distribution upon the anticipated liquidation of the Partnership, are estimated to be $227.24 per Unit. This compares favorably with a price of $170 per Unit offered in a recent tender offer made by a party unaffiliated with the General Partner. See "MARKET FOR THE UNITS" in the enclosed Consent Solicitation Statement.

  . The purchase price for the Properties is greater than the fair market value of the Properties set forth in an independent, annual appraisal of the Properties made in the ordinary course of the Partnership's business and greater than that offered by two other prospective purchasers. See "SPECIAL FACTORS--Independent Appraisal" and "THE PROPOSALS--Background of the Sale" in the enclosed Consent Solicitation Statement.

  . The sale of the Properties will permit the Partnership to liquidate, thus eliminating (i) the fixed costs associated with maintaining a public limited partnership and (ii) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners.

  Following for your consideration are some potential disadvantages to the sale of the Properties:

  . An affiliate of the General Partner will own a 9% interest in the Purchaser in consideration of a pro rata cash contribution to the Purchaser, and the General Partner will have other relationships with the Purchaser. See "THE PROPOSALS--The Purchaser."

  . The General Partner negotiated the terms of the sale with Lend Lease, including the consideration to be received.

  . As with most sales of real estate, the Partnership expects to recognize taxable gains from the sale of the Properties. The Partnership estimates that these taxable gains will equal approximately $266.11 per Unit, which will result in federal taxes payable of approximately $65.08 per Unit for Limited Partners who acquired their Units in the public offering. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  . The Partnership will not benefit from possible improvements in economic and market conditions, if any, which might be expected to produce increased cash flow and potentially enhance the sales price of the Properties.

  . The sale of the Properties together may not result in as high an aggregate gross sales price as if each were sold individually.

  . Limited Partners will not be afforded appraisal rights or dissenters' rights in connection with the sale.

  Under the terms of the Partnership Agreement, the sale at one time of all or substantially all of the Partnership's assets except in the ordinary course of the Partnership's business requires the approval of a majority in interest of the Limited Partners. In addition, certain affiliated transactions between the General Partner and the Partnership are prohibited. Because the Purchaser may be deemed to be an "affiliate" of the General Partner (under the Partnership Agreement), the General Partner is also seeking to amend the Partnership Agreement to permit such a sale, which requires the approval of a majority in interest of the Limited Partners.

  The accompanying materials contain a complete discussion of the purchase price under the heading "SPECIAL FACTORS--Fairness of the Sale," together with a discussion of all of the disadvantages and conflicts of interest arising in connection with the sale under the heading "THE PROPOSALS--Conflicts of Interest of the General Partner."

  We have considered several alternatives to this transaction. After carefully weighing the facts and circumstances associated with the transaction as well as with alternative courses of action, we have concluded that the proposed sale of the Properties is the best alternative for the Limited Partners. Our conclusions are set forth in the section of the Consent Solicitation Statement entitled "SPECIAL FACTORS--Alternatives Considered to the Sale." It is anticipated that distributions to the Limited Partners of net proceeds from the sale, together with certain cash from operations, will occur within 30 days after the closing date of the sale.

  If the Limited Partners fail to approve the sale and the amendment, the Partnership will attempt to refinance the existing loans secured by the Properties and utilize the loan proceeds to implement certain capital improvements, establish reserves for future capital improvements and make a tax-deferred distribution to the Limited Partners. This course of action would enable the Partnership to take advantage of future appreciation, if any, in the value of the Properties, but could also increase the risk of loss of the Properties because of increased debt service and might adversely affect the timing and amount of future distributions to Limited Partners. See "THE PROPOSALS--Failure to Approve the Sale."

  YOU ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT IN ITS ENTIRETY. WE REQUEST THAT YOU APPROVE THE SALE AND THE AMENDMENT BY SIGNING AND RETURNING THE ENCLOSED CONSENT CARD IN THE ACCOMPANYING POSTAGE-PAID
ENVELOPE PRIOR TO [            ], 1998. YOUR VOTE IS IMPORTANT. PLEASE SIGN
AND DATE THE ENCLOSED CONSENT AND RETURN IT IMMEDIATELY SO THAT YOUR VOTE CAN BE COUNTED.

  If you have questions regarding the proposed sale or need assistance in completing and returning your consent card, you may call the Partnership's
Solicitation Agent, [          ], at (800) [   -    ] (toll-free).

                                          Sincerely,

                                          CONAM PROPERTY SERVICES II, LTD.,

                                           General Partner

                                          By: Continental American
                                           Development, Inc.,
                                              a General Partner

                                          By:
                                              ---------------------------------
                                                      Daniel J. Epstein
                                                President and Chief Executive
                                                           Officer

                        CONAM REALTY INVESTORS 2, L.P.
                             1764 SAN DIEGO AVENUE
                       SAN DIEGO, CALIFORNIA 92110-1906

                        CONSENT SOLICITATION STATEMENT

  This Consent Solicitation Statement ("Solicitation Statement") is being furnished to limited partners ("Limited Partners") holding units of limited partnership interest ("Units") in ConAm Realty Investors 2, L.P., a California limited partnership (the "Partnership"), in connection with the solicitation of written consents ("Consents") by ConAm Property Services II, Ltd. (the "General Partner") to proposals (the "Proposals") to (i) sell the remaining four income-producing, multi-family residential real properties, and all intangible and personal property relating thereto (collectively, the "Properties"), of the Partnership to a Delaware limited liability company, which will be named DOC Investors, L.L.C. and formed if the Proposals are approved (the "Purchaser"), in the manner described under the section of this Solicitation Statement entitled "THE PROPOSALS" (the "Sale") and (ii) enact an amendment (the "Amendment") to the Partnership's Amended and Restated Certificate and Agreement of Limited Partnership (the "Partnership Agreement") to permit the Sale to an "affiliate" of the General Partner as presently defined in the Partnership Agreement. The full text of the proposed Amendment is set forth in Appendix A attached hereto. If the Sale is approved by the Limited Partners but the Amendment is not, the General Partner will have no authority to consummate the Sale, and the Sale will not occur.

  There is no assurance that the Sale will be consummated. However, assuming the Sale is consummated, it is anticipated that an initial distribution to Limited Partners of net proceeds from the Sale, together with certain cash from operations, will aggregate approximately $222.86 per Unit and will occur within 30 days after the closing date of the Sale. A final distribution of cash from contingent reserves of up to $4.38 per Unit will be made upon liquidation of the Partnership, approximately six months after the consummation of the Sale. See "THE PROPOSALS--Description of the Partnership." As with most sales of real estate, the Partnership expects to recognize taxable gains from the Sale of the Properties. The Partnership estimates that these taxable gains will equal approximately $266.11 per Unit, which will result in federal taxes payable of approximately $65.08 per Unit for Limited Partners who acquired their Units in the public offering. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  While the General Partner, an affiliate of which will own a 9% interest in the Purchaser, negotiated the terms of the Sale, including the consideration to be received, holders of a majority of the outstanding Units must consent to the Proposals for the transaction to proceed. Limited Partners will not be afforded appraisal rights or dissenters' rights in connection with the Sale.

  This Solicitation Statement and the accompanying consent card are first
being mailed to Limited Partners on or about December [    ], 1998.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE DATE OF THIS CONSENT SOLICITATION STATEMENT IS DECEMBER [    ], 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   3
ACTION BY CONSENT..........................................................   7
 General...................................................................   7
 Matters to be Considered..................................................   7
 Record Date...............................................................   8
 Action by Consent.........................................................   8
SPECIAL FACTORS............................................................   9
 Reasons for the Sale......................................................   9
 Alternatives Considered to the Sale.......................................  10
 Effects of the Sale.......................................................  11
 Fairness of the Sale......................................................  12
 Independent Appraisal.....................................................  14
THE PROPOSALS..............................................................  16
 Description of the Partnership............................................  16
 The Purchaser.............................................................  17
 Description of the Properties to be Sold..................................  17
 Indebtedness on the Properties............................................  18
 Purchaser's Valuation.....................................................  18
 General Partner's Valuation...............................................  19
 Background of the Sale....................................................  19
 Conflicts of Interest of the General Partner..............................  22
 Failure to Approve the Sale...............................................  23
 Terms of the Purchase Agreements..........................................  24
 The Amendment.............................................................  26
 Indemnification...........................................................  26
CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE..............  27
 General...................................................................  27
 Capital Gains.............................................................  29
 Passive Loss Limitations..................................................  29
 Certain State Income Tax Considerations...................................  29
 Tax Conclusion............................................................  30
DISTRIBUTIONS..............................................................  30
NO APPRAISAL RIGHTS........................................................  30
MARKET FOR THE UNITS.......................................................  30
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF............................  31
YEAR 2000 INFORMATION......................................................  31
VOTING PROCEDURES..........................................................  31
AVAILABLE INFORMATION......................................................  32

APPENDIX A--THE PROPOSED AMENDMENT
APPENDIX B--FORM OF CONSENT OF LIMITED PARTNER
ANNEX 1--FORM 10-K
ANNEX 2--FORM 10-Q

                                    SUMMARY

  THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS SOLICITATION STATEMENT. REFERENCES ARE MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS SOLICITATION STATEMENT. UNLESS OTHERWISE DEFINED HEREIN, TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS SOLICITATION STATEMENT. LIMITED PARTNERS ARE URGED TO READ THIS SOLICITATION STATEMENT IN ITS ENTIRETY.

                                THE PARTNERSHIP

CONAM REALTY INVESTORS 2, L.P.

  The Partnership owns four residential properties: Creekside Oaks Apartments ("Creekside Oaks"), a 120-unit apartment complex located in Jacksonville, Florida, Ponte Vedra Beach Village I Apartments ("Ponte Vedra I"), a 122-unit apartment complex located in Ponte Vedra Beach, Florida, Rancho Antigua ("Rancho Antigua"), a 220-unit apartment complex located in Scottsdale, Arizona, and Village at the Foothills I Apartments ("Village I"), a 60-unit apartment complex located in Tucson, Arizona. The principal offices of the Partnership are located at 1764 San Diego Avenue, San Diego, California 92110-1906, and its telephone number is (619) 297-6771.

  The proposed transaction contemplates the Sale of the Partnership's remaining real property assets, which are the only material assets currently owned by the Partnership. The Partnership will retain no interests in any real property following the Sale, and the General Partner anticipates liquidating the Partnership within six months after consummation of the Sale.

                                 THE PURCHASER

  If the Proposals are approved, DOC Investors, L.L.C. ( the "Purchaser") will be formed as a Delaware limited liability company in which two pension funds (the "Pension Funds") advised by Lend Lease Real Estate Investments, Inc. ("Lend Lease"), which is unaffiliated with the General Partner, will each own a 45.5% interest and in which ConAm DOC Affiliates LLC, an affiliate of the General Partner, will own a 9% interest. The principal offices of the Purchaser will be located at 1764 San Diego Avenue, San Diego, CA 92110-1906.

                                 THE PROPOSALS

THE SALE

  Upon the approval of a majority in interest of the Limited Partners pursuant to this Solicitation Statement, the Properties may be sold to the Purchaser for an aggregate purchase price of $29,300,000 in cash, subject to certain adjustments at closing (the "Purchase Price"), as described under "THE PROPOSALS--Terms of the Purchase Agreements." After the payment of outstanding indebtedness and expenses of the Sale, there will be approximately $17,084,130 of net proceeds from the Sale available for distribution.

THE AMENDMENT

  The Partnership Agreement provides that the General Partner has no authority to sell any Partnership property to the General Partner or an "affiliate" of the General Partner. An affiliate of the General Partner will own a 9% interest in the Purchaser, will have a right of first offer and certain buy/sell rights with respect to the property of and interests in the Purchaser, and will be entitled to receive, under certain circumstances, a percentage of the Purchaser's profits in excess of such affiliate's percentage ownership interest in the Purchaser. In addition, an affiliate of the General Partner which will not be a member of the Purchaser, ConAm Management Corporation ("ConAm Management"), will serve as the initial property manager for the Purchaser. The following charts set forth the proposed relationship among the General Partner, ConAm Management, and, when formed, the Purchaser.

--------

* RI 2 Real Estate Services, Inc. sold its co-general partner interest in the Partnership to the General Partner effective July 1, 1997. See "THE PROPOSALS--Background of the Sale."

  Taken together, these relationships might cause the Purchaser to be an "affiliate" of the General Partner under the terms of the Partnership Agreement. In order to permit the Sale, the General Partner proposes to amend the Partnership Agreement to permit proposed sales of Partnership properties to "affiliates" of the General Partner, if such proposed sales are approved by the Limited Partners. See "THE PROPOSALS--The Amendment" and "SPECIAL FACTORS-- Effects of the Sale."

FAIRNESS OF THE SALE AND CERTAIN CONFLICTS OF INTEREST

  The General Partner has carefully considered the Sale and has concluded that the Sale is in the best interests of the Partnership and the Limited Partners. This conclusion is supported by (i) an appraisal of the Properties rendered by an independent real estate valuation advisory firm, Bach Realty Advisors, Inc. (the "Appraiser"), as of December 31, 1997 and (ii) an appraisal commissioned by the prospective lender for the Purchaser in the course of obtaining financing for the Sale and (iii) comparisons with other offers for the Properties received by the General Partner within the last year. See "SPECIAL FACTORS--Fairness of the Sale" and "THE PROPOSALS--Background of the Sale." There are certain factors, including conflicts of interest, described in this Solicitation Statement that Limited Partners should consider when determining the fairness of the Sale. In particular, (i) the Purchase Price was negotiated by the General Partner, an affiliate of which will have a 9% interest in the Purchaser, without the benefit of an independent representative to negotiate on behalf of the Limited Partners, (ii) the General Partner affiliate owning 9% of the Purchaser may, under certain circumstances, be entitled to receive an additional 18% of the profits of the Purchaser, and will have an option to purchase additional interests in the Purchaser and a right of first offer with respect to sales of the Purchaser's property, and (iii) another affiliate of the General Partner will serve as the initial property manager for the Purchaser. See "THE PROPOSALS--Conflicts of Interest of the General Partner," and "SPECIAL FACTORS--Effects of the Sale."

SECURITY OWNERSHIP AND VOTING THEREOF

  As of the Record Date, the General Partner and its affiliates owned no Units. See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF."

CONSUMMATION OF THE SALE

  The material terms of the Agreements for Purchase and Sale and Joint Escrow Instructions (the "Purchase Agreements") have been negotiated between Lend Lease and the General Partner. If the Limited Partners approve the Proposals, the Purchase Agreements will be executed and delivered. Assuming the requisite approval of the Limited Partners is obtained promptly, the consummation of the Sale is expected to occur during January 1999 and is required to occur no later than February 1, 1999, unless extended by the mutual agreement of the parties (the "Closing Date"). See "THE PROPOSALS--Terms of the Purchase Agreements."

NO APPRAISAL RIGHTS

  If the Sale is approved by Limited Partners owning a majority in interest of the outstanding Units, dissenting Limited Partners will not have appraisal rights in connection with the Sale. See "NO APPRAISAL RIGHTS."

CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES

  The General Partner expects that the Limited Partners will recognize taxable gains of approximately $266.11 per Unit from the Sale. The Sale proceeds distributed to the Limited Partners, together with certain distributions from cash reserves, are expected to exceed the Limited Partners' income tax liability attributable thereto. The Partnership estimates that these taxable gains will result in federal taxes payable of approximately $65.08 per Unit for Limited Partners who acquired their Units in the public offering. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

DISTRIBUTION OF NET SALE PROCEEDS

  Net proceeds from the Sale, together with certain cash from operations, aggregating approximately $222.86 per Unit, are expected to be distributed to the Limited Partners within 30 days after the Closing Date of the Sale. A final distribution of cash from contingent reserves of up to $4.38 per Unit will be made upon liquidation of the Partnership, approximately six months after the consummation of the Sale. The General Partner intends to waive any right it may have to receive distributions of net proceeds from the Sale.


                               ACTION BY CONSENT

TERMINATION OF CONSENT SOLICITATION

  Consents must be received by mail or facsimile before [          ], 1998, at
5:00 P.M., Pacific Standard Time, unless such date or time is extended for an aggregate of up to an additional 40 days in the sole discretion of the General Partner or unless the necessary vote to approve the Proposals is received earlier.

RECORD DATE; UNITS ENTITLED TO CONSENT

  Limited Partners of record at the close of business on [      ], 1998 (the
"Record Date") are entitled to approve the Proposals by written Consent. At such date there were outstanding 80,000 Units, each of which will entitle the record owner thereof to one vote.

PURPOSE OF THE ACTION

  Written Consents are being solicited to approve the Proposals, which consist of the Sale and the Amendment.

SOLICITATION AGENT

  The Partnership has retained D.F. King & Co., Inc. (the "Solicitation Agent") to assist in the solicitation of Consents. Completed, signed consent cards must be returned to the Solicitation Agent by mail or facsimile before the
Expiration Date. If you have any questions, please call [         ] at (800)
[   -    ] (toll-free).

VOTE REQUIRED

  The Proposals must be approved by Limited Partners holding a majority of all outstanding Units. If the Sale is approved but the Amendment is not, the General Partner will have no authority to consummate the Sale, and the Sale will not occur.

                               ACTION BY CONSENT

GENERAL

  This Solicitation Statement is being furnished on behalf of the Partnership to the Limited Partners of the Partnership in connection with the solicitation of Consents by ConAm Property Services II, Ltd., as the General Partner.

  This Solicitation Statement and accompanying consent card are first being
mailed to Limited Partners on or about December [    ], 1998.

MATTERS TO BE CONSIDERED

  Consents are being solicited to approve (i) the Sale of the Properties to the Purchaser pursuant to the Purchase Agreements and (ii) since the Purchaser may be an "affiliate" of the General Partner under the Partnership Agreement, the Amendment of the Partnership Agreement to permit proposed sales of Partnership properties to "affiliates" of the General Partner, if such proposed sales are approved by the Limited Partners. If the Proposals are approved by the Limited Partners, and the Sale is consummated, there will be approximately $17,084,130 of net proceeds from the Sale, after the payment of outstanding indebtedness and expenses of the Sale. The following table sets forth the calculations used in determining the estimated initial distribution from the net proceeds from the Sale, together with certain cash from operations, assuming a Sale as of November 30, 1998:

            ESTIMATED NET CASH AVAILABLE BEFORE CONTINGENT RESERVES

                                               NET CASH
                                NET PROCEEDS     FROM
                                 FROM SALE    OPERATIONS     TOTAL
                                ------------  ----------  -----------
Gross Purchase Price..........  $ 29,300,000
Estimated Transaction
 Costs(1).....................      (200,000)
                                ------------
Net Sale Proceeds.............    29,100,000
Repayment of Secured Debt.....   (11,342,947)
Prepayment Penalties(2).......      (672,923)
                                ------------
Net Distributable Proceeds
 from Sale....................    17,084,130              $17,084,130
Other Available Cash(3).......                $1,216,868    1,216,868
Less: General Partner Por-
 tion(10%)....................                  (121,687)    (121,687)
                                ------------  ----------  -----------
Net Cash Available Before Con-
 tingent Reserves.............    17,084,130   1,095,181   18,179,311
                                ============  ==========  ===========
Net Cash Available Before Con-
 tingent Reserves, per Unit
 (80,000 Units)...............                            $    227.24
                                                          ===========
Net Asset Value Per Unit at
 12/31/97.....................                            $    222.73
                                                          ===========

         ESTIMATED PROJECTED INITIAL DISTRIBUTION TO LIMITED PARTNERS

                                                                         PER
                                                                        UNIT
                                                                       -------
Net Cash Available Before Con-
 tingent Reserves (from
 above).......................                            $18,179,311  $227.24
Less: Contingent Reserves
 (4)..........................                               (350,000) $ (4.38)
                                                          -----------  -------
Net Initial Distribution to
 Limited Partners.............                            $17,829,311  $222.86
                                                          ===========  =======

--------
(1) Includes estimated costs of consent solicitation and Sale.

(2) Calculated based on lender's loss of yield due to prepayment.

(3) Includes cash balance at 9/30/98, adjusted for projected cash flow from 10/01/98-11/30/98, refund of security deposits, projected 3rd quarter distributions to Limited Partners, General Partner recontribution of previous sale and refinance distributions, and costs incurred in the final administration and liquidation of the Partnership. "General Partner recontribution of previous sale and refinance distributions" refers to $177,778 required pursuant to the terms of the Partnership Agreement to be recontributed to the Partnership by the General Partner in respect of distributions to the general partners of proceeds from prior sales and/or refinancings of Partnership property. See "THE PROPOSALS--Description of the Partnership."

(4) Represents a reserve for unanticipated costs related to the Sale and liquidation of the Partnership. Any unused portion of this reserve will be distributed upon liquidation of the Partnership.

  Of the $227.24 total potential distribution per Unit, approximately $222.86 will be distributed within 30 days of the consummation of the Sale, and the remaining $4.38 will be retained to cover contingencies related to the Sale and the expenses of the Partnership's winding-up and liquidation. This additional reserve equal to $4.38 per Unit will be distributed to Limited Partners, to the extent available, upon liquidation of the Partnership, which is expected to occur within six months of the consummation of the Sale.

  The Partnership Agreement provides that, following consummation of the Sale, the General Partner is entitled to receive an initial distribution equal to 1% of the net proceeds from the Sale. Pursuant to this provision, approximately $170,841 of net proceeds from the Sale would be distributable to the General Partner. However, if the Sale is consummated, the General Partner intends to waive any right it may have to receive any portion of this distribution.

  THE GENERAL PARTNER PROPOSES THAT THE LIMITED PARTNERS TAKE THE FOLLOWING ACTIONS BY CONSENT:

  APPROVE THE SALE OF THE PARTNERSHIP'S RESIDENTIAL PROPERTIES KNOWN AS CREEKSIDE OAKS APARTMENTS, PONTE VEDRA BEACH VILLAGE I APARTMENTS, RANCHO ANTIGUA AND VILLAGE AT THE FOOTHILLS I APARTMENTS, TOGETHER WITH ALL INTANGIBLE AND PERSONAL PROPERTY NECESSARY TO THE OPERATION THEREOF, TO THE PURCHASER, PURSUANT TO CERTAIN PURCHASE AGREEMENTS TO BE ENTERED INTO BETWEEN THE PURCHASER AND CERTAIN TITLE-HOLDING ENTITIES WHICH THE PARTNERSHIP CONTROLS, AND APPROVE THE AMENDMENT OF THE PARTNERSHIP AGREEMENT TO PERMIT PROPOSED SALES OF PARTNERSHIP PROPERTIES TO "AFFILIATES" OF THE GENERAL PARTNER, IF SUCH PROPOSED SALES ARE APPROVED BY THE LIMITED PARTNERS.

  WHILE THE GENERAL PARTNER, AN AFFILIATE OF WHICH WILL OWN A 9% INTEREST IN THE PURCHASER, NEGOTIATED THE TERMS OF THE SALE, INCLUDING THE CONSIDERATION TO BE RECEIVED, HOLDERS OF A MAJORITY OF THE OUTSTANDING UNITS MUST CONSENT TO THE PROPOSALS FOR THE TRANSACTION TO PROCEED.

RECORD DATE

  The close of business on [       ], 1998 has been fixed by the General
Partner as the Record Date for determining the Limited Partners entitled to receive notice of the solicitation of Consents and to give their consent to the Proposals. As of the Record Date, there were 80,000 issued and outstanding Units entitled to vote held of record by [3,967] holders.

ACTION BY CONSENT

  Under the terms of the Partnership Agreement the sale at one time of all or substantially all of the Partnership's assets except in the ordinary course of the Partnership's business requires the approval of a majority in interest of the Limited Partners. In addition, the sale of Partnership properties to the General Partner or its affiliates is prohibited, unless the Partnership Agreement is amended with the approval of a majority in interest of the Limited Partners to permit such sales. Such approval will be obtained through the solicitation of written

Consents from Limited Partners, and no meeting of Limited Partners will be
held to vote on these matters. Consents must be received by [        ], 1998,
at 5:00 P.M., Pacific Standard Time, unless such date or time is extended for an aggregate of up to an additional 40 days in the sole discretion of the General Partner or unless the necessary vote to approve the Proposals is received earlier (the "Expiration Date"). A vote "for" or "against" either of the Proposals may be revoked by the person giving it at any time before the Expiration Date by sending a written notice of revocation or a later-dated Consent containing different instructions to the Solicitation Agent before such date. Any written notice of revocation or subsequent Consent should be sent to the Solicitation Agent at the address that appears on the back cover of this Solicitation Statement.

  In addition to solicitation by use of the mails, officers, directors and employees of the General Partner or its affiliates, or the Solicitation Agent, may solicit Consents in person or by telephone, facsimile or other means of communication. Such officers, directors and employees will not receive additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of Consent solicitation materials to beneficial owners of Units held of record by such custodians, nominees and fiduciaries, and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, the Partnership has hired the Solicitation Agent to assist in the solicitation of the Consents, and will pay an estimated
fee of $[     ] plus the usual and customary fees and expenses associated with such solicitation assistance. All costs and expenses of the solicitation of Consents, including the costs of preparing and mailing this Solicitation Statement, will be borne by the Partnership, whether or not the required Consents are received and the Sale is consummated. The aggregate expenses anticipated to be incurred by the Partnership relating to this solicitation
are expected to be approximately $[      ] and are detailed in the following
table:

     Filing fees......................................................... $3,417
     Legal fees..........................................................
     Accounting fees.....................................................
     Solicitation fees...................................................
     Printing fees.......................................................
                                                                          ------
                                                                          ======

                                SPECIAL FACTORS

REASONS FOR THE SALE

  The General Partner's decision to proceed with the Sale at this time is based upon the belief that current market conditions are favorable for the Sale; that the Properties have been held substantially longer than the originally anticipated holding period; that the Purchase Price is attractive; and that the Pension Funds and Lend Lease are highly likely to consummate the transaction. The General Partner has also considered: (a) the amount likely to be distributed to the Limited Partners if the Sale were to occur; (b) the business risks to which the Partnership would be exposed if the Sale were not to occur; and (c) the elimination of (i) the fixed costs associated with maintaining a public limited partnership and (ii) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners.

  If the Sale is consummated, aggregate distributions to the Limited Partners following the Sale, including a distribution in respect of the Sale and a final distribution upon the anticipated liquidation of the Partnership, are estimated to be $227.24 per Unit. This compares favorably with a price of $170 per Unit offered in a recent tender offer made by a party unaffiliated with the General Partner. See "MARKET FOR THE UNITS."

  If the Sale does not occur, the Partnership will attempt to refinance the existing loans secured by the Properties and utilize any loan proceeds to implement certain capital improvements, establish reserves for future capital improvements and make a tax-deferred distribution to the Limited Partners. The Partnership might then take advantage of any future property appreciation through a future sale of one or all of the Properties to the

Purchaser or otherwise. However, such a course of action could also increase the risk of loss of the Properties due to any failure to make increased debt service payments and might also adversely affect the timing and amount of future distributions to Limited Partners. See "THE PROPOSALS--Failure to Approve the Sale."

  As indicated in the Partnership's annual reports to Limited Partners and Form 10-Ks, the annual third party cost of administration of the Partnership was $222,881 for 1995, $181,896 for 1996 and $213,441 for 1997. These
administrative costs are incurred irrespective of the number of properties owned by the Partnership and cover the annual audit, preparation of the Partnership's tax return, transfer agent fees and investor services and public reporting fees. In addition, the Limited Partners incur individual costs associated with the preparation of appropriate schedules for their tax returns.

  The primary disadvantages of the Sale to Limited Partners include (i) a potential loss of benefits resulting from any improvements in economic and market conditions, (ii) a potentially lower aggregate gross sales price resulting from sale of the Properties together as opposed to individually and
(iii) a lack of appraisal rights for dissenting Limited Partners. See "-- Fairness of the Sale."

ALTERNATIVES CONSIDERED TO THE SALE

  Continued Ownership of the Properties. The decision to sell the Properties at this time took into account the General Partner's opinion concerning the limited prospects for capital appreciation of the Properties, unless significant additional investments are made in the Properties. The General Partner considered retaining one or all of the Properties for a longer period with the expectation of achieving greater capital appreciation. However, due to the fact that the Properties are aging, the General Partner believes that the Partnership will need to expend significant funds for capital improvements and maintenance costs in order for the Properties to compete in their respective markets in the future. The improvements would involve ongoing replacement of carpeting and appliances, repainting of unit interiors and ongoing exterior maintenance, including painting, roof replacement, heating and air conditioning refurbishment, repaving of common areas and access roads, and ongoing repairs to plumbing, electrical systems and building exteriors. The General Partner estimates that the average cost of these improvements in 1999, 2000 and 2001 would approximate $567,000 per year.

  While the General Partner believes that the Partnership could borrow additional funds in order to finance these improvements, the General Partner does not believe that increasing the level of debt on the Properties would be in the best interests of the Partnership, if another alternative such as the Sale is feasible. Increasing indebtedness on the Properties would increase the risk of loss and significantly decrease net cash flow, resulting in an indefinite suspension of distributions to the Limited Partners. Such a plan of action also would subject the Limited Partners to the continued risks of ownership of the Properties and prolong the fixed costs associated with maintaining a public limited partnership, including the administrative burden of annual filing and reporting of Schedule K-1 tax information.

  Tender Offer. From time to time, the Limited Partners have been approached by investors seeking to acquire Units. Based on analyses of these proposals and general market information as to other tender offers for real estate limited partnership interests, the General Partner has concluded that such tender offers are generally made at prices that reflect a significant discount from the net asset value of the Units. For instance, those tender offers during the past three years of which the General Partner is aware have been made at prices that reflect approximately 28% to 76% of the net asset value of the Units. The General Partner has consistently recommended that the Limited Partners decline a tender offer on terms that reflect such a significant discount from net asset value.

  The General Partner has considered the possibility of making a tender offer itself for all or a portion of the outstanding Units of the Partnership. However, the General Partner determined that the purchase of less than a controlling interest in the Partnership would be difficult to finance at a fair approximation of the net asset value of the Units. Accordingly, the General Partner decided not to pursue a tender offer for the Units. However, if the Sale is not approved, the General Partner may reconsider such a tender offer in order to provide liquidity to those

Limited Partners who desire it, although the General Partner is under no obligation to do so. Any such offer is likely to be at a significant discount to the net asset value of the Units.

  Consolidation. The General Partner also considered a consolidation of the Partnership with certain other partnerships for which its affiliates act as general partner. Such a consolidation would have involved the merger of the Partnership into, or the sale of the Partnership's interests in the Properties to, a newly-formed entity, pursuant to which the Limited Partners would receive securities in the surviving entity. Although the General Partner did not perform any specific financial analysis in the context of evaluating the merits of this alternative, it rejected this alternative because it would not necessarily provide the Limited Partners with improved liquidity and might continue to subject the Limited Partners to the market and other risks associated with the ownership of securities which might not have an active trading market. In addition, there has been significant negative publicity regarding such "roll-up" transactions, and recently enacted legislation on both the federal and state levels as well as increased regulation of such transactions have made this alternative expensive and time consuming.

  Other Sales. See "THE PROPOSALS--Background of the Sale" for a discussion of other proposals to purchase the Properties received by the General Partner.

  Conclusion. After considering all of the foregoing alternatives, the General Partner concluded that it is in the best interests of the Partnership and the Limited Partners to proceed with the Sale to the Purchaser for the Purchase Price. The primary disadvantages of the Sale to Limited Partners include (i) a potential loss of benefits resulting from any improvements in economic and market conditions, (ii) a potentially lower aggregate gross sales price resulting from sale of the Properties together as opposed to individually and
(iii) a lack of appraisal rights for dissenting Limited Partners. See "-- Fairness of the Sale."

EFFECTS OF THE SALE

  Partnership. The Sale, if consummated, would effect a dissolution of the Partnership under the Partnership Agreement and California law. Accordingly, an initial distribution to Limited Partners of net proceeds from the Sale, together with certain cash from operations, would be followed by a liquidation distribution of cash from contingent reserves approximately six months after consummation of the Sale. Any taxable income realized by the Partnership in connection with the Sale or liquidation will be passed through to the partners of the Partnership, in accordance with federal and state tax law and the Partnership Agreement. The Partnership will not incur any income taxes in respect of such transactions. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  Affiliates of the Partnership. Continental American Development, Inc. ("CADI") is a general partner of the General Partner. The shareholders of CADI are substantially identical to the partners of Continental American Properties, Ltd. ("CAPL"), which is the managing member of ConAm DOC Affiliates LLC ("ConAm DOC"), the prospective owner of a 9% interest in the Purchaser. In addition, the shareholders of CADI are identical to the shareholders of ConAm Management, which will act as the initial property manager for the Purchaser if the Proposals are approved. As a result, the Sale is subject to various conflicts of interest.

  The General Partner anticipates benefiting from the Sale to the Purchaser because ConAm DOC, an affiliate of the General Partner, will own a 9% interest in the Purchaser and will benefit on any returns the Purchaser receives from its investment in the Properties. The Purchaser will buy the Properties with a view to generating a positive return on its investment, whether from operating the Properties, selling the Properties or ultimately selling interests in the Purchaser. Achieving this investment objective is possible, because the Pension Funds are willing to invest funds in capital improvements and other items necessary to enhance the value of the Properties and potentially increase the revenues generated by the Properties. In addition, the Purchaser would likely be able to borrow on more favorable terms than the Partnership if it purchases additional properties and is therefore able to cross-collateralize any loans with all of such properties, something the Partnership is not in a position to do.

  As further benefits of the Sale to the General Partner, an affiliate of the General Partner which will be a member of the Purchaser might have, under certain circumstances and at certain times, an option to purchase additional interests in the Purchaser and will have a right of first offer with respect to the Purchaser's property. See "THE PROPOSALS--The Purchaser."

  As a result of the Sale and subsequent liquidation of the Partnership, the General Partner (i) will recognize taxable income of $350,731, (ii) expects to receive $121,687 as its pro rata share of the cash reserves, excluding net proceeds from the Sale, and (iii) will be required to recontribute $177,778 to the Partnership. The recontribution represents distributions previously made to the General Partner in respect of refinancings or sales of the Partnership's properties. As previously discussed, the General Partner intends to waive any right it may have to receive any distributions of net proceeds from the Sale.

  As a result of the Sale, the General Partner will retain without modification its current interest in the net book value and net earnings of the Partnership. No affiliate of the General Partner will obtain any interest in the net book value and net earnings of the Partnership as a result of the Sale.

  Limited Partners. It is anticipated that, shortly after the Sale, the net proceeds from the Sale, together with certain cash from operations, would be distributed to the Limited Partners in accordance with their respective interests in the Partnership. This initial distribution to Limited Partners of net proceeds from the Sale and certain cash from operations will aggregate approximately $222.86 per Unit and will occur within 30 days after the Closing Date. A final distribution of cash from contingent reserves of up to $4.38 per Unit will be made upon the subsequent liquidation of the Partnership, approximately six months after the consummation of the Sale. The Sale will thus eliminate (a) the fixed costs associated with maintaining a public limited partnership and (b) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners. The Sale and liquidation will also have certain income tax consequences to the Limited Partners. See "CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE."

  The primary disadvantages of the Sale to Limited Partners include (i) a potential loss of benefits resulting from any improvements in economic and market conditions, (ii) a potentially lower aggregate gross sales price resulting from sale of the Properties together as opposed to individually and
(iii) a lack of appraisal rights for dissenting Limited Partners. See "-- Fairness of the Sale."

FAIRNESS OF THE SALE

  The General Partner and its affiliates believe that the Sale is fair and reasonable as to both price and structure and is in the best interests of the Limited Partners and the Partnership and has, therefore, approved the Sale. Because (i) the Purchase Price was negotiated by the General Partner, an affiliate of which will have a 9% interest in the Purchaser, without the benefit of an independent representative to negotiate on behalf of the Limited Partners, (ii) the General Partner affiliate owning 9% of the Purchaser may, under certain circumstances, be entitled to receive an additional 18% of the profits of the Purchaser, and will have an option to purchase additional interests in the Purchaser and a right of first offer with respect to sales of the Purchaser's property, and (iii) another affiliate of the General Partner will serve as the initial property manager for the Purchaser, the General Partner has economic and other interests which are in conflict with the interests of the Limited Partners. These interests of the General Partner may conflict with its fiduciary obligations to the Limited Partners. The General Partner believes, however, that it has fulfilled its fiduciary obligations to the Partnership and that the Sale is fair to the Limited Partners. See "THE PROPOSALS--Conflicts of Interest of the General Partner."

  IN REACHING ITS DETERMINATION THAT THE SALE IS SUBSTANTIVELY AND PROCEDURALLY FAIR, THE GENERAL PARTNER CONSIDERED THE FOLLOWING FACTORS WITH RESPECT TO THE SALE. NEITHER CONAM DOC NOR CAPL HAS PERFORMED OR INTENDS TO PERFORM AN INDEPENDENT ANALYSIS OF THE SUBSTANTIVE AND/OR PROCEDURAL FAIRNESS OF THE SALE TO LIMITED PARTNERS. BOTH CONAM DOC AND CAPL, IN PUBLICLY-AVAILABLE

FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, HAVE EXPLICITLY ADOPTED THE FOLLOWING PROCEDURAL AND SUBSTANTIVE FAIRNESS ANALYSIS OF THE GENERAL
PARTNER:

    (i) The General Partner believes that the Purchase Price represents a fair price for the Properties. For the reasons described in "--Independent Appraisal," the General Partner relied during initial negotiations with Lend Lease on the Independent Appraisal (as defined below) as representative of a fair price for the Properties. As negotiations for the Sale continued, Lend Lease and the General Partner learned of higher values which had been attributed to the Properties by the prospective lender for the Purchaser. See "THE PROPOSALS--Background of the Sale." Upon learning of these higher values, the General Partner was able to negotiate an increase in the purchase offer from the value set forth in the Independent Appraisal to the Purchase Price. See "THE PROPOSALS--Background of the Sale." In addition, the Purchase Price exceeds two offers for the Properties which were made to the General Partner prior to or during negotiations with Lend Lease. See "THE PROPOSALS--Background of the Sale." Because the Purchase Price is equal to or in excess of certain market indicators of a fair market value for the Properties, the General Partner believes that the Sale is fair and in the best interests of the Limited Partners.

    (ii) The General Partner believes that current market conditions are favorable for the Sale, because fair market values have generally appreciated over the last few years. However, recent volatility and uncertainty in the global capital markets is having (and is likely to continue to have) an adverse effect on the financing of real estate acquisitions. Therefore, in the General Partner's opinion, future appreciation is unlikely in the near term and there is increased risk in holding real estate generally. In addition, retention of the Properties will continue to subject the Partnership to the risks inherent in the ownership of property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by the Partnership and federal and local laws and regulations affecting the ownership and operation of real estate. Therefore, the General Partner has determined that the Sale is more advantageous to the Limited Partners than retaining the Properties at the present time.

    (iii) Due to the age and physical condition of the Properties, the General Partner anticipates a need for expenditures averaging approximately $567,000 per year in 1999, 2000 and 2001 if the Partnership continues to hold the Properties. These improvements would involve the ongoing replacement of carpeting and appliances, repainting of unit interiors and ongoing exterior maintenance, including painting, roof replacement, heating and air conditioning refurbishment, repaving of common areas and access roads, and ongoing repairs to plumbing, electrical systems and building exteriors. While higher rents might be obtained if such improvements are made, distributions might need to be reduced because of the increased debt service. Given that continued long-term investment in the Properties would thus subject the Limited Partners to the risk of reduced distributions, in addition to the increased risk of holding real estate generally, the General Partner believes that the Sale is in the best interests of the Limited Partners.

    (iv) The form of the Purchase Agreements, described under "THE PROPOSALS--Terms of the Purchase Agreements," contains several favorable provisions which are not customarily found in third party agreements, including: limited representations and warranties; limited survivability of representations and warranties; sale of the Properties on an "as is" basis; lack of due diligence conditions precedent to closing; and lack of any financing contingencies relating to the Sale. Because these favorable provisions have the effect of limiting the prospective and other risks inherent in a sale of real property, the General Partner has determined that the Proposals are a fair opportunity to submit to the Limited Partners for approval.

    (v) Experience in the multi-family housing market indicates that selling the Properties together will result in lower aggregate transaction costs, particularly lower legal and title insurance fees. Furthermore, the Sale will not be subject to the protracted timelines, contingencies and administrative costs associated with individual sales. For example, if one of the Properties were sold, the remaining Properties might not generate sufficient revenues to service debt, pay Partnership administrative costs and provide for distributions at the current level to Limited Partners.

    (vi) As a result of changes in the federal capital gains tax rate which became effective in 1997, the Limited Partners will receive more favorable capital gains tax treatment on the distribution of Sale proceeds than they would have received prior to such changes.

    (vii) The Sale will accelerate distributions to the Limited Partners, thereby permitting them to liquidate their investments. At present, there is no established public trading market for the Units and liquidity is limited to (a) sporadic sales which occur within an informal secondary market or (b) tender offers for Units, both of which are generally at a substantial discount to net asset value and often involve only a limited number of Units.

    (viii) The Sale will permit the Partnership to liquidate, thus eliminating (a) the fixed costs associated with maintaining a public limited partnership and (b) the annual filing and reporting of Schedule K-1 tax information by the Limited Partners.

    (ix) Consummation of the Sale is subject to approval of the Proposals by a majority in interest of the Limited Partners. Given this procedural safeguard, the General Partner has determined that offering the Limited Partners the option of liquidating their investment at or above current appraised values is preferable to subjecting the Limited Partners to the increased risk associated with making additional capital investments and continuing to hold properties in an already competitive market.

  THE PRIMARY DISADVANTAGES OF DISPOSING OF THE PROPERTIES PURSUANT TO THE SALE ARE AS FOLLOWS:

    (i) The Partnership will not benefit from improvements in economic and market conditions, if any, which might be expected to produce increased cash flow and potentially enhance the sales price of the Properties.

    (ii) The sale of the Properties together may not result in as high an aggregate gross sales price as if they were sold individually.

    (iii) Limited Partners will not be afforded appraisal rights or dissenters' rights in connection with the Sale. See "NO APPRAISAL RIGHTS."

    (iv) The Purchase Price was negotiated by the General Partner, an affiliate of which will have an interest in the Purchaser, without the benefit of an independent committee or representative to negotiate the terms of the Sale on behalf of the Limited Partners.

    (v) The form of the Purchase Agreements contains provisions that may be less advantageous to the Partnership than those found in many third party agreements, in that (a) the purchase of the Properties by the Purchaser is subject to the concurrent approval by the limited partners of five public limited partnerships (the "Affiliated Partnerships") of which affiliates of the General Partner are the general partners of the sale of their respective properties to the Purchaser and (b) the Purchaser may terminate the Purchase Agreements if, due to condemnation or casualty, the Purchaser is entitled to terminate the purchase agreements with respect to any two or more properties owned by the Affiliated Partnerships.

INDEPENDENT APPRAISAL

  Each year, in the ordinary course of Partnership business, the General Partner commissions an appraisal of the fair market value of the Partnership's properties. For the past four years, the Appraiser has rendered these appraisals for properties of the Partnership, as well as those of the Affiliated Partnerships. These appraisals have included appraisals of the Properties and 10 other properties (together with the Properties, the "RI Portfolio") which are owned by the Affiliated Partnerships and are currently proposed to be sold to the Purchaser. The General Partner retains the Appraiser based upon its reputation as a real estate valuation advisory firm with experience in the valuation of real property assets similar to those comprising the RI Portfolio. The Appraiser was originally selected by the former co-general partner of the Partnership based upon the principal's 30 years of experience as an appraiser and real estate executive with several national real estate appraisal and research companies and the principal's familiarity with the markets where the Properties are located. The Appraiser has received annual fees of $11,800 during each of the last two years for rendering appraisals to the Partnership with respect to the Properties. Total fees paid to the Appraiser by the Partnership and its affiliates during 1996 and 1997 were $44,150 and $47,900, respectively.

  In March 1998, the Appraiser delivered its independent appraisals to the General Partner (the "Independent Appraisal") that, as of December 31, 1997, based on the Appraiser's review and subject to the limitations described below, the value of Creekside Oaks was $5,500,000, the value of Ponte Vedra I was $8,000,000, the value of Rancho Antigua was $12,600,000 and the value of Village I was $2,400,000. The Independent Appraisal does not constitute a recommendation to any Limited Partner as to whether such Limited Partner should approve the Sale.

  In appraising the Properties, the Appraiser obtained pertinent property data regarding income and expense figures and tenant rent rolls and conducted inspections of the Properties. Additionally, the Appraiser conducted research either personally or through associates to obtain information concerning current market rental rates, construction trends, the sale of comparable improved properties, anticipated investor returns, appropriate operating expenses and the supply and demand of competitive apartment projects in the general and immediate area. The value of the Properties was determined by the Appraiser using both the sales comparison approach and the income approach to value.

  For Creekside Oaks, the Appraiser used an actual sales price for eight apartment sales from May 1996 to August 1997 in order to implement the sales comparison approach. The Appraiser implemented the income approach for Creekside Oaks under the direct capitalization model and the discounted cash flow model. The Appraiser's assumptions under the direct capitalization model included: a capitalization rate of 9.0%; current market rents; stabilized vacancy rate of 5%; other income based on historical collections; operating expenses based upon historical actuals and comparable projects; a replacement reserve allowance of $300 per unit per year; and a reduction for deferred maintenance of $140,000. The Appraiser's assumptions under the discounted cash flow model included: a terminal capitalization rate of 10.0%; a discount rate of 12.0%; a 4% cost of sale; a 10-year holding period; income growth rate of 2% in 1998 and 4% thereafter; a vacancy rate of 5% during the holding period; operating expense growth rate of 4% per year; and a replacement reserve of $300 per unit per year, increasing by 4% per year.

  For Ponte Vedra I, the Appraiser used an actual sales price for eight apartment sales from May 1996 to August 1997 in order to implement the sales comparison approach. The Appraiser implemented the income approach for Ponte Vedra I under the direct capitalization model and the discounted cash flow model. The Appraiser's assumptions under the direct capitalization model included: a capitalization rate of 9.0%; current market rents; stabilized vacancy rate of 5%; other income based on historical collections; operating expenses based upon historical actuals and comparable projects; a replacement reserve allowance of $300 per unit per year; a reduction for deferred maintenance of $118,400; and a reduction for rent loss due to lease-up of $69,593. The Appraiser's assumptions under the discounted cash flow model included: a terminal capitalization rate of 10.0%; a discount rate of 12.0%; a 4% cost of sale; a 10-year holding period; income growth rate of 2% in 1998 and 4% thereafter; a vacancy rate of 10% in 1998 and 5% thereafter; operating expense growth rate of 4% per year; and a replacement reserve of $300 per unit per year, increasing by 4% per year.

  For Rancho Antigua, the Appraiser used an actual sales price for nine apartment sales from December 1996 to October 1997 in order to implement the sales comparison approach. The Appraiser implemented the income approach for Rancho Antigua under the direct capitalization model and the discounted cash flow model. The Appraiser's assumptions under the direct capitalization model included: a capitalization rate of 9.5%; current market rents; stabilized vacancy rate of 7%; other income based on historical collections; operating expenses based upon historical actuals and comparable projects; a replacement reserve allowance of $300 per unit per year; a reduction for deferred maintenance of $185,000; and a reduction for rent loss due to lease-up of $34,121. The Appraiser's assumptions under the discounted cash flow model included: a terminal capitalization rate of 10.5%; a discount rate of 12.5%; a 3% cost of sale; a 10-year holding period; income growth rate of 0% in 1998 and 4% thereafter; a vacancy rate of 9% in 1998 and 7% thereafter; operating expense growth rate of 4% per year; and a replacement reserve of $300 per unit per year, increasing by 4% per year.

  For Village I, the Appraiser used an actual sales price for ten apartment sales from August 1996 to November 1997 in order to implement the sales comparison approach. The Appraiser implemented the income approach for Village I under the direct capitalization model and the discounted cash flow model. The Appraiser's assumptions under the direct capitalization model included: a capitalization rate of 9.5%; current market rents; stabilized vacancy rate of 8%; other income based on historical collections; operating expenses based upon historical actuals and comparable projects; a replacement reserve allowance of $300 per unit per year; a reduction for deferred maintenance of $50,000; and a reduction for rent loss due to lease-up of $21,446. The Appraiser's assumptions under the discounted cash flow model included: a terminal capitalization rate of 10.5%; a discount rate of 12.5%; a 4% cost of sale; a 10-year holding period; income growth rate of 0% in 1998 and 4% thereafter; a vacancy rate of 10% in 1998 and 8% thereafter; operating expense growth rate of 4% per year; and a replacement reserve of $300 per unit per year, increasing by 4% per year.

  The Appraiser estimated the leased fee market value for Creekside Oaks to be $5,500,000, for Ponte Vedra I to be $8,000,000, for Rancho Antigua to be $12,600,000 and for Village I to be $2,400,000, a total of $28,500,000 for all four Properties. These estimates were made after investigating the appropriate real estate markets and applying the Appraiser's experience with and knowledge of similar real estate properties. The estimated values assume an all cash, "as is" basis and a minimum of six to twelve months to market and sell the Properties, but do not take into consideration any potential costs which might be incurred in the course of the marketing and sale of the Properties.

  The Independent Appraisal was made in accordance with the accepted techniques, standards, methods and procedures of the Appraisal Institute and was certified by the Appraiser. LIMITED PARTNERS SHOULD NOTE, HOWEVER, THAT APPRAISALS ARE ONLY ESTIMATES OF CURRENT VALUE AND ACTUAL VALUES REALIZABLE UPON SALE MAY BE SIGNIFICANTLY DIFFERENT. While the Appraiser may have a conflict of interest in that it has prepared appraisals of properties for the Affiliated Partnerships, it has not rendered appraisals for any other affiliates of the General Partner. The General Partner has not commissioned any appraisals of the Properties other than the Independent Appraisal, because the General Partner believes that appraisals by the Appraiser accurately reflect the fair market value of the properties appraised. This determination is supported by certain offers received for the Properties by the General Partner. See "THE PROPOSALS-- Background of the Sale." While the General Partner considered the Independent Appraisal in negotiating the terms of the Sale, the Independent Appraisal was not determinative of the Purchase Price.

  The Independent Appraisal is available for inspection and copying at the principal executive offices of the General Partner during its regular business hours by any interested Limited Partner or such Limited Partner's representative who has been so designated in writing. In addition, the Independent Appraisal has been filed as an exhibit to the Partnership's
Schedule 13E-3 in respect of the Sale, which is a publicly-available filing with the Securities and Exchange Commission. See "AVAILABLE INFORMATION."

                                 THE PROPOSALS

DESCRIPTION OF THE PARTNERSHIP

  The Partnership was formed on December 17, 1981 for the primary purpose of acquiring and operating multi-family, residential real properties. The Partnership currently owns four apartment complexes: Creekside Oaks, a 120-unit apartment complex located in Jacksonville, Florida, Ponte Vedra I, a 122-unit apartment complex located in Ponte Vedra Beach, Florida, Rancho Antigua, a 220-unit apartment complex located in Scottsdale, Arizona, and Village I, a 60-unit apartment complex located in Tucson, Arizona. The Partnership sold one residential apartment complex in 1995. The Partnership will retain no interests in real property after the Sale. See "--Description of the Properties to be Sold."

  The Partnership was structured as a self-liquidating partnership with a finite life, which would distribute its cash flow during its operating stage and its proceeds of sale during its liquidating stage, whereupon the Partnership would be liquidated and dissolved. It was originally anticipated that the Partnership's properties would be held for approximately five years after their acquisition although, depending on economic and market factors, they could have been held for shorter or longer periods in the complete discretion of the General Partner. The interests in the Properties were purchased between 1983 and 1985 and now have been held for substantially longer than the originally anticipated holding period.

THE PURCHASER

  Prior to the Sale, the Purchaser will be formed as a Delaware limited liability company in which the Pension Funds will each own a 45.5% interest and in which ConAm DOC, an affiliate of the General Partner, will own a 9% interest.

  Under the proposed limited liability company agreement of the Purchaser (the "LLC Agreement"), ConAm DOC will be the administrative member of the Purchaser and will have the obligation and responsibility to manage and conduct the day-to-day business and affairs of the Purchaser. However, because significant decisions (each, a "Major Decision") can be made only by or with the approval of 66 2/3% of the membership interests in the Purchaser, Lend Lease and the Pension Funds will effectively control the Purchaser. Major Decisions include: the approval or amendment of property budgets; the sale, lease, refinancing, or encumbrance of the Properties; the acquisition of any real property in addition to the Properties; the making of capital improvements to the Properties; the admission of a new member of the Purchaser; entering into any contract with an affiliate of any member; the issuance or sale of equity or debt securities of the Purchaser; the consummation of any business combination involving the Purchaser; the filing of any petition in bankruptcy with respect to the Purchaser; the selection or replacement of a property manager; and the distribution of net cash flow or capital proceeds.

  Under the proposed LLC Agreement, the Purchaser will enter into a two-year property management agreement with ConAm Management, an affiliate of the General Partner. ConAm Management is required to manage the daily operations of the Properties and will receive a management fee of 3.5% of each Property's gross collected monthly revenues. If the Purchaser elects in its sole discretion to retain ConAm Management beyond the initial two-year term, the management fee will be reduced to 3% of each Property's gross collected monthly revenues. If the Purchaser sells one or all of the Properties during the year following the initial two-year term, ConAm Management will be entitled to a termination fee equal to the management fee otherwise payable in respect of such Property or Properties for the remainder of that year.

  The proposed LLC Agreement provides that, following the two-year anniversary of the effective date of the LLC Agreement (or at any prior time if the members of the Purchaser are unable to reach a consensus on any Major Decision within a 30-day period), any member of the Purchaser, including any affiliate of the General Partner which is a member of the Purchaser, may make an offer for the other members' interests in the Purchaser. Each other member may elect to either sell its interests in the Purchaser for the stated price or make an offer to purchase the other members' interests in the Purchaser for the stated price. Accordingly, ConAm DOC might have, under certain circumstances and at certain times, an option to purchase additional interests in the Purchaser.

  At any time following the two-year anniversary of the effective date of the LLC Agreement, the Pension Funds will be able to solicit offers for the sale of either or both of the Properties. In such a case, the Pension Funds will have to provide ConAm DOC with the exclusive opportunity to negotiate a purchase of the applicable Property for a 30-day period. If the parties are unable to reach an agreement as to such a purchase, the Pension Funds will then be able, without the consent of ConAm DOC, to cause the Purchaser to sell the applicable Property to a third party.

DESCRIPTION OF THE PROPERTIES TO BE SOLD

  Creekside Oaks. Creekside Oaks is a 120-unit apartment community located in southeast Jacksonville, Florida, approximately eight miles from downtown. The property had an average occupancy rate of 96% during the first six months of 1998 and 94.7% in 1997. The Jacksonville apartment market has experienced strong competition lately, particularly in the area near Creekside Oaks. Recently, average occupancy rates in the area have declined, although average monthly rents have increased modestly.

  Ponte Vedra I. Ponte Vedra I is a 122-unit apartment community located in northeast St. Johns County, approximately 18 miles from the Jacksonville, Florida Central Business District. The property had an average occupancy rate of 93% during the first six months of 1998 and 92.9% in 1997. The Jacksonville apartment market has experienced strong competition lately, and future expected development in the area near Ponte Vedra I may impact occupancy at Ponte Vedra I due to increased competition.

  Rancho Antigua. Rancho Antigua is a 220-unit apartment community located in northern Scottsdale, Arizona, approximately 17 miles northeast of the Phoenix Central Business District. The property had an average occupancy rate of 96% during the first six months of 1998 and 93.6% in 1997. The Scottsdale apartment market has been strong, but has also experienced strong competition recently, reflecting high levels of construction and notable competition from condominiums and single family homes, as affordable prices and low mortgage rates enticed renters to buy.

  Village I. Village I is a 60-unit apartment community located in the northwest portion of Tucson, Arizona, approximately 10 miles north of the Central Business District. The property had an average occupancy rate of 97% during the first six months of 1998 and 92.3% in 1997. Low interest rates and affordable home prices have also increased competition by luring many renters to purchase homes. This competition has led to the reemergence of rental incentives and other concessions in the marketplace to attract tenants.

INDEBTEDNESS ON THE PROPERTIES

  Three of the Properties are currently financed with loans originated by the Penn Mutual Life Insurance Company which mature on November 1, 2000. Each loan was for an original term of seven years, amortized over 25 years, and has an interest rate of 7.75%. Due to the interest rate on the loans and the short remaining term to maturity, the Purchaser will not be assuming the existing loans.

  In connection with the repayment of the loans, the existing loan documents provide for a standard prepayment penalty based upon the loss in yield experienced by the lender in connection with the prepayment of the loan prior to the maturity date. Based upon the fact that the interest rate on the loans exceeds current interest rates and the total remaining indebtedness as of November 1, 1998 in the approximate amount of $11,342,947, the Partnership will pay the lender approximately $672,923 in order to repay the loans in connection with the Sale.

PURCHASER'S VALUATION

  The Purchase Price for the Properties is $29,300,000, which is greater than the aggregate appraised values of the Properties as of December 31, 1997. See "SPECIAL FACTORS--Independent Appraisal." The Purchase Price was derived through negotiations between Lend Lease and the General Partner. See "-- Background of the Sale." Lend Lease, acting on behalf of the Purchaser, considered a number of factors, including the preceding twelve months of net operating income of the Properties, the age, condition and location of the Properties, and the significant costs necessary to appropriately manage properties this age and undertake the capital improvements necessary to position the Properties to meet competition from newer properties.

  The Purchase Price is not subject to adjustment based on the results of Lend Lease's due diligence investigation on behalf of the Pension Funds. In addition, because the Properties are being sold on an "as is" basis, it is more likely that the Partnership will receive and retain the full amount of the Purchase Price without further adjustment. The Partnership has a high degree of confidence in the Purchaser's ability to consummate the Sale, because Lend Lease will have completed its due diligence investigation and will have deposited $293,000 earnest money into escrow prior to consummation of the Sale. Another advantage of the Sale is that, because the offer is for multiple properties, the transaction costs are lower than they might otherwise be if the Properties were listed with a broker and sold in separate sales, and therefore the amount which can be distributed to the Limited Partners is enhanced. However, for a discussion of certain disadvantages of the Sale, see "SPECIAL FACTORS--Fairness of the Sale" and "--Terms of the Purchase Agreements."

GENERAL PARTNER'S VALUATION

  The General Partner has not prepared a formal valuation with respect to the proposed Sale. The General Partner has relied on the Independent Appraisal, prior offers for the Properties and its general familiarity with and experience in the Properties' markets to establish that the Purchase Price is a fair price for the Properties. See "SPECIAL FACTORS--Independent Appraisal" and "--Background of the Sale."

BACKGROUND OF THE SALE

  In 1994, the General Partner and RI 2 Real Estate Services, Inc., the then co-general partners of the Partnership (the "General Partners"), determined, in their business judgment, that it was an appropriate time to begin exploring a means of converting the Partnership's interests in its properties to either cash or marketable securities. This determination was based, in significant part, upon their belief that the consummation of a sale or a "roll-up" transaction would be consistent with (i) the Limited Partners' desire for liquidity, (ii) the fact that a longer holding period could subject the Limited Partners to risks associated with changing interest rates and property valuations, and (iii) the aging nature of the properties, which would require increasingly larger commitments of funds to address on-going capital expenditures and keep the properties competitive in their respective markets.

  Under the terms of the Partnership Agreement, the General Partner or General Partners have the responsibility to determine when Partnership properties should be sold. As discussed in the Partnership's original offering prospectus, the decision to sell the Partnership's properties would depend on a variety of factors. Accordingly, it was not possible at the outset of the Partnership to determine precisely when the Partnership's properties would be sold. Although the terms of the Partnership Agreement do not provide for termination of the Partnership until December 31, 2010, it was never intended that the Partnership would hold its properties for the entire term of the Partnership. In fact, the Partnership's offering prospectus originally anticipated a holding period of approximately five years for the properties. However, primarily as a result of extremely unfavorable market conditions in the late 1980's and early 1990's, the properties were held beyond their originally anticipated holding periods in order to take advantage of recovering real estate markets and to avoid adverse tax and cash flow consequences to the Limited Partners resulting from a sale of the properties at significantly depressed values.

  In 1994, the General Partners concluded that a "roll-up" of the Limited Partners' interests with those of the Affiliated Partnerships was not in the best interests of the Limited Partners. See "SPECIAL FACTORS-- Alternatives Considered to the Sale--Consolidation." Therefore, the decision was made to begin marketing selected properties for sale. This decision was based upon the General Partners' belief that the real estate capital markets were improving, particularly in the multi-family sector. Pension funds, real estate investment trusts and other institutional buyers had increased their purchasing activity as compared to the early 1990's when these same institutional buyers were largely out of the market. Lower interest rates had also improved the market for selling properties, as entrepreneurial buyers who required debt financing to purchase properties were able to borrow funds at more advantageous interest rates. Further, with respect to the Partnership's properties, local real estate market conditions were improving, resulting in improved operating performances of certain properties and enhanced prospects for selling certain properties at attractive prices.

  Based upon the improvement in the real estate capital markets and certain of the local real estate markets, the General Partners concluded that it would then be easier to identify buyers for certain of the Partnership's properties and that the offers might be at more favorable capitalization rates than were previously available. Evaluating the effects to the Limited Partners of an immediate sale and the prospects for near-term appreciation, the General Partners made an assessment of each of the Partnership's properties and its local market. In accordance with this assessment, certain properties were identified for sale and one property was subsequently sold. See "--Description of the Partnership."

  From time to time, the General Partners have received unsolicited indications of interest in one or more of the remaining properties owned by the Partnership, including the Properties. The General Partners did not pursue these indications of interest for a variety of reasons. For instance, in some cases, the General Partners could not obtain adequate information regarding the proposed buyer and its sources of financing. In other cases, investigations as to the proposed buyer's purchase criteria, return requirements, sources of capital, experience in the relevant real estate markets, and timelines did not indicate that the proposed buyer was a realistic potential purchaser. Finally, certain indications of interest were not pursued because the General Partners believed that market conditions and, therefore, prices, were likely to improve over the near-term.

  In October 1997 and July 1998, respectively, an equity real estate investment trust (the "REIT") and a real estate investment fund (the "Fund"), parties unrelated to the General Partners, each expressed an interest in acquiring the Properties and certain other properties owned by the Affiliated Partnerships. The REIT and the Fund were familiar with these properties and their respective locations within their respective trade areas. The
REIT offer included two properties which are no longer part of the RI Portfolio. Based on the General Partner's understanding of the allocation of the REIT's offer, the REIT offer for the RI Portfolio was $111,600,000, which was equal to the appraised value of the RI Portfolio as of December 31, 1996. As to the Partnership, this would have resulted in an aggregate purchase price for the Properties of $27,400,000. The Fund offer indicated that the aggregate value of the RI Portfolio was $115,650,000, which equaled the value set forth in the Independent Appraisal, but, in consideration of the purported advantages to the seller of a single transaction over an asset-by-asset sale, including the avoidance of seller-paid brokerage commissions (estimated by the Fund to be 4% or more of the purchase price) and reduced legal fees and related closing costs, the Fund's offer for the RI Portfolio was $104,085,000. As to the Partnership, this would have resulted in an aggregate purchase price for the Properties of $25,650,000. In any event, these offers were not accepted because, in the opinion of the General Partner and its affiliates, they either did not reflect the value of the Properties at the time they were made and/or they were subject to significant due diligence, underwriting and other contingencies.

  In August 1998 the General Partner received from a party unrelated to the General Partner an offer to purchase Rancho Antigua for a gross purchase price of $13,770,000 (the "Rancho Antigua Offer"). The Rancho Antigua Offer required: payment of a commission to a party unrelated to the General Partner equal to 2.5% of the purchase price, which would result in a net offer to the Partnership (before other costs associated with closing) of $13,425,750; extensive due diligence subject to satisfaction in the sole and absolute discretion of the proposed purchaser; a financing contingency without specific terms for the financing and also subject to the approval of the purchaser in its sole and absolute discretion; the free assignability of the purchase agreement by the proposed purchaser without the consent of the Partnership; and the unlimited survivability after closing of all representations and warranties made by the Partnership under the purchase agreement. The General Partner concluded that the net price and the conditions to closing were unacceptable, because they created a high degree of uncertainty as to whether the proposed purchaser could or would actually close the transaction. Furthermore, as discussed below, the portion of the Purchase Price which is allocable to Rancho Antigua is $13,700,000, which is $274,250 more than the net Rancho Antigua Offer after deducting commissions required to be paid in connection with that offer. Finally, the Purchase Agreements will not contain the extensive conditions to closing set forth in the Rancho Antigua Offer.

  Except as discussed above, none of the General Partner, the Partnership nor any of their affiliates have received any other offers for the RI Portfolio or the Partnership's properties. Due to, among other things, the protracted timelines, contingencies and administrative costs associated with sales of individual properties, continued individual sales of RI Portfolio properties have not been pursued by the General Partner and its affiliates subsequent to the REIT offer, the Fund offer and the Rancho Antigua Offer.

  Effective July 1, 1997, the General Partner purchased the co-general partner interest of RI 2 Real Estate Services, Inc. for $15,000 in cash and the assumption of $118,518 in liabilities. Subsequent to this acquisition, the General Partner has considered alternative disposition strategies for the Properties in light of the following:

    (i) Due to the previous sale of a Partnership property, the Partnership currently owns only four Properties, resulting in a disproportionate amount of fixed costs associated with maintaining a public limited partnership;

    (ii) The General Partner believes that the appropriate strategy for the continued ownership of the Properties is the implementation of a physical refurbishment program, which would result in capital expenditures that would likely be unattractive to the Limited Partners, because they would result in the suspension or reduction of cash distributions; and

    (iii) Ponte Vedra I, Creekside Oaks and Village I are each part of an integrated apartment community, the other property or properties of which are owned by Affiliated Partnerships, making a sale of the Properties on a stand-alone basis difficult.

  In mid-February 1998, ConAm Management, an affiliate of the General Partner, acquired Alliance Residential Management, Inc., a Phoenix-based property management company ("Alliance"). At the time of the acquisition, Alliance was managing property in Phoenix on behalf of Lend Lease, advisor to the Pension Funds. Shortly after the acquisition of Alliance, Steve Walker, a Pension Fund senior portfolio manager at Lend Lease, telephoned Jim Krohn, the former owner of Alliance, who was at that time a newly-appointed officer at ConAm Management. During this telephone conversation, Mr. Walker asked to be introduced to the principals of ConAm Management, for the purpose of familiarizing himself with Lend Lease's new property manager and exploring whether any further mutually beneficial business relationships could be established between the two parties and/or their affiliates.

  On March 13, 1998, Mr. Krohn and J. Bradley Forrester, President of ConAm Management and Vice President of a general partner of the General Partner, flew to Atlanta to meet with Messrs. Ray D'Ardenne, Don Miller, Ted Klinck, and Walker of Lend Lease. During this meeting, Messrs. Forrester and Krohn presented the Lend Lease principals with general information about ConAm Management and the multi-family real estate holdings of its affiliates, including the RI Portfolio. The Lend Lease principals responded to this presentation by expressing Lend Lease's desire to acquire well-located multi-family properties where there was the opportunity to add value through physical refurbishment and repositioning. At that time, Mr. D'Ardenne expressed a possible interest in acquiring a small portfolio of multi-family residential housing properties from ConAm Management's affiliates. While, as described above, the General Partner and its affiliates had been contemplating a sale of the RI Portfolio for some time, no formal presentations, proposals or solicitations for an offer relating to the RI Portfolio were made to the Lend Lease principals on that date.

  On March 16, Mr. Forrester sent Mr. Klinck at Lend Lease an informational package relating to the RI Portfolio. The package included information relating to the locations of the properties, the number of units at each property, a brief financial overview, and lists of amenities. Over the next few days, Mr. Forrester continued to send information concerning the RI Portfolio to Mr. Klinck. Subsequently, Mr. Klinck called Mr. Forrester and expressed Lend Lease's interest in pursuing the acquisition of the RI Portfolio. The General Partner believes that, during this time, Lend Lease representatives may have made site visits to certain of the properties comprising the RI Portfolio. The General Partner and its affiliates did not consider retaining an independent advisor to represent the interests of the Limited Partners in any prospective sale of the Properties, because they determined that the Independent Appraisal would provide adequate assurance that a fair offer would be presented to the Limited Partners for approval.

  In late March and early April, the parties continued to exchange information relating to the RI Portfolio. At the request of Mr. Klinck, Mr. Forrester began to deliver more detailed financial reports and other information to Mr. Klinck, in order to assist Lend Lease in its development of an offer. During this time, Mr. Klinck and Mr. Forrester discussed the relative merits of having affiliates of the General Partner contribute up to $5 million to the purchase price of the RI Portfolio and provide property management services to the RI Portfolio after the proposed sale. Through this alignment of interests, Lend Lease believed that the underwriting risks inherent in the purchase of real estate properties and the risks associated with the ongoing management of the Properties would be reduced. The General Partner believes that this reduction of risk to Lend Lease is reflected in the fact that the Purchase Price is greater than the amounts offered by others.

  During the following weeks, Lend Lease performed its own financial analysis of the RI Portfolio and made several visits to the RI Portfolio property sites. Also during this time, numerous telephone conversations took place between Mr. Klinck and Mr. Forrester. Mr. Forrester informed Mr. Klinck that if Lend Lease was not prepared to pay at least the appraised value of the RI Portfolio, then the General Partner would not be interested in making a sale. In arriving at this determination, the General Partner considered the original Unit price of $500 and concluded that a sale at the appraised value of the Properties, when taken together with all prior distributions with respect to the Units, would provide the Limited Partners with a return of capital in excess of their original investment. Mr. Klinck made several counteroffers for the RI Portfolio at prices below the appraised value, but the General Partner refused to consider a sale at those prices. During the same period, Mr. Klinck attempted to negotiate a break-up fee of $250,000, to become payable to Lend Lease if the proposed sale of the RI Portfolio did not close due to a lack of approval by the limited partners of the Partnership or any Affiliated Partnership. The General Partner refused to make these concessions.

  On May 22, 1998, Mr. Klinck sent a proposed term sheet to Mr. Forrester, including a proposed purchase offer for the RI Portfolio. On June 10, 1998, Messrs. Klinck, Walker and Joe Thomas from Lend Lease met with Messrs. Epstein, Dupree, Svatos and Tilley to discuss the transaction in general. On July 7 and 8, 1998, Mr. Forrester and Michael Johnson, a regional vice president of ConAm Management, went to Jacksonville, Florida to present the RI Portfolio properties in that area to Messrs. Walker, Thomas and Klinck and representatives of the Pension Funds. On July 28 and 29, 1998, a similar meeting took place in Phoenix, Arizona. Over the next few months, Mr. Forrester continued to send information on the RI Portfolio to Mr. Klinck, including city maps, rental brochures, market summaries, occupancy information, floor and site plans, management report summaries, operating statements, rent rolls, location maps, memos regarding capital improvements and management biographies.

  During late July, the parties continued to negotiate the Purchase Price. In arriving at the purchase offer contained in the proposed term sheet, Lend Lease had performed independent evaluations of the historical financial performance of the properties, the current and anticipated local real estate market conditions affecting the properties, and the existing physical condition of the properties. Lend Lease's purchase offer was less than the value set forth in the Independent Appraisal, and the proposed purchase agreements contained provisions obligating the Partnership to make additional expenditures for capital improvements prior to closing (or credit the purchase price for any unexpended amounts). As a result of the late July telephonic negotiations between Mr. Klinck and Mr. Forrester, the purchase offer was increased to the value set forth in the Independent Appraisal. In late August and early September, the parties agreed to eliminate the obligation to make additional expenditures for capital improvements.

  In the course of evaluating financing options for the proposed acquisition, the prospective lender to the Purchaser had an independent appraisal of the RI Portfolio prepared (the "Lender Appraisal"). The Lender Appraisal indicated that the aggregate appraised value of the Properties was $30,525,000. After deducting a sales commission of 2.5%, or $763,125, normally paid by the seller but not applicable to the Sale, the Lender Appraisal indicated that the value of the Properties was $29,761,875, or $1,261,875 more than the value of $28,500,000 set forth in the Independent Appraisal. During late October 1998, Mr. Forrester had numerous telephone conversations with Mr. Klinck in which Mr. Forrester sought to have the purchase offer increased above $28,500,000. As a result of these discussions, the purchase offer was increased from $28,500,000 to the Purchase Price of $29,300,000. This brought the aggregate amount offered by the Purchaser for the RI Portfolio to $117,900,000.

  Thereafter, the parties finalized the material terms of the proposed LLC Agreement, the property management agreement for ConAm Management, and the Purchase Agreements. The definitive Purchase Agreements will be executed and delivered immediately after the Proposals are approved by the Limited Partners.

CONFLICTS OF INTEREST OF THE GENERAL PARTNER

  The Sale contemplates that the properties will be sold to an entity in which an affiliate of the General Partner will own a 9% interest. Because of this ownership interest, the General Partner has a conflict with the interests of the Limited Partners, and the interests of the General Partner may conflict with its fiduciary obligation to the

Limited Partners. The General Partner believes, however, that the Sale is fair to the Limited Partners. The General Partner believes that the fairness factors enumerated in "SPECIAL FACTORS--Fairness of the Sale," and the fact that the Sale requires the approval of the Limited Partners, provide sufficient procedural safeguards to minimize the effects of the potential conflicts of interest inherent in any such transaction.

  Nevertheless, Limited Partners should consider the following factors when examining the Sale:

    (i) In consideration of a pro rata cash capital contribution to the Purchaser, an affiliate of the General Partner, ConAm DOC, will own a 9% interest in the Purchaser, and consequently, the General Partner faces direct conflicts of interest in negotiating the Sale. Furthermore, ConAm DOC has the potential to receive up to an additional 18% of the profits of the Purchaser after pro rata distributions of profits to members of the Purchaser have resulted in recoupment by such members of their aggregate capital contributions and payment of cumulative returns of 15% per annum on their previously unrecovered capital contributions.

    (ii) No independent committee or representative has been appointed or retained to negotiate the terms of the Sale on behalf of the Limited Partners.

    (iii) The Partnership has in the past and is currently being represented by legal counsel who has also represented and is currently representing the General Partner and certain of its affiliates in various matters, and the Limited Partners will not be represented by separate legal counsel.

    (iv) As an equity participant in the Purchaser, an affiliate of the General Partner will benefit from any future cash flow attributable to, and any future appreciation of, the Properties if the Sale is approved. Furthermore, if the Sale is approved, ConAm Management, an affiliate of the General Partner which will not be a member of the Purchaser, will be party to a property management agreement relating to the Properties. ConAm Management might not have otherwise obtained this contract if it were not an affiliate of the General Partner. Finally, the General Partner and its affiliates will benefit from the Sale as discussed in "SPECIAL FACTORS-- Effects of the Sale."

FAILURE TO APPROVE THE SALE

  The General Partner believes that consummation of the Sale is the preferable course of action at this time. If the Limited Partners fail to approve the Proposals, however, the Partnership will attempt to refinance the existing loans secured by the Properties and utilize any loan proceeds to implement certain capital improvements. The Partnership might then take advantage of any future property appreciation through a future sale of one or all of the Properties to the Purchaser or otherwise (subject to any necessary amendment to the Partnership Agreement to permit such sale or sales, which might require the consent of the Limited Partners). There is no assurance that the General Partner could arrange for an alternative sale of the Properties at an appropriate price or on terms acceptable to the Partnership. Such a course of action could also increase the risk of loss of the Properties due to any failure to make increased debt service payments and might also adversely affect the timing and amount of future distributions to Limited Partners.

  The General Partner believes that a refinancing of the Properties at 75% of the Lender Appraisal could generate $22,882,500 in new loan proceeds. After deducting refinancing costs, repayment of the existing loans and related prepayment penalties and reserves for capital expenditures required to maintain the competitive position of the Properties, the General Partner expects that the Partnership would make a tax-deferred distribution of approximately $112.79 per Unit, as compared to an expected distribution of $227.24 per Unit from net proceeds from the Sale and the subsequent liquidation of the Partnership.

  If the Properties were leveraged to the extent set forth above at a 7% interest rate, the increased annual debt service of $707,458 related to the refinancing might result in the suspension of distributions or might affect the timing and amount of future distributions. Furthermore, under current lending practices, the loans would include provisions that could result in material prepayment penalties if the loans were repaid prior to their maturity. Furthermore, pursuant to the Partnership Agreement, the General Partner would be entitled to 1% of the refinance proceeds or approximately $91,147. Consequently, the General Partner believes that the Sale is the preferable course of action at this time.

TERMS OF THE PURCHASE AGREEMENTS

  The following is a summary of the material terms of the proposed Purchase Agreements. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE IS MADE TO THE FORM OF PURCHASE AGREEMENTS, WHICH IS AVAILABLE UPON REQUEST PURSUANT TO THE PROCEDURES SET FORTH IN THE SECTION OF THIS SOLICITATION STATEMENT ENTITLED "AVAILABLE INFORMATION." The Purchase Agreements will not be executed unless the Limited Partners approve the Proposals. Capitalized terms used but not defined in this summary of material terms have the meaning ascribed to them in the form of the Purchase Agreements.

  Structure of the Sale. The Partnership holds majority interests in and controls three joint venture partnerships which hold title to Creekside Oaks, Ponte Vedra I and Rancho Antigua and one limited partnership which holds title to Village I. In order to effectuate the Sale, these title-holding entities will transfer title and deliver the deeds and other documents of transfer to the Purchaser on the Closing Date.

  Purchase Price. The Purchase Price for the Properties will be $29,300,000, payable by the Purchaser on the Closing Date and subject to certain adjustments at closing. The Purchase Price will be paid in cash and is expected to be paid out of proceeds from third party financing and capital contributions made to the Purchaser. It is anticipated that the third party financing will be provided by the Federal National Mortgage Association ("FNMA"). FNMA would be financing 65% of the aggregate purchase price for the RI Portfolio under a $100,000,000 Master Credit Facility (the "Proposed Facility") secured by the RI Portfolio. The Proposed Facility would have a five-year term and a minimum borrowing base of $50,000,000. All loans under the Proposed Facility would be cross-collateralized and cross-defaulted, and the Proposed Facility would require a minimum of five properties in three geographically distinct areas. For these reasons, a similar financing facility is not available to the Partnership.

  It is expected that borrowings under the Proposed Facility will bear a variable interest rate of 0.52% plus the effective interest rate at which FNMA is able to sell mortgage-backed securities collateralized by outstanding borrowings. The General Partner estimates that the effective interest rate would be 5.74% if borrowings were outstanding at this time. The Pension Funds intend to cause the Purchaser to enter into an interest rate swap agreement with a commercial bank that will effectively fix the interest rate for five years at approximately 6%.

  The Proposed Facility will require the Purchaser to pay a prepayment penalty if outstanding borrowings are repaid within the first three years. The Purchaser has no plans to refinance or repay the Proposed Facility prior to the earlier of its maturity date or the sale by it of any or all of the RI Portfolio.

  Condition of the Properties; Review of the Properties. The Purchaser will purchase the Properties on an "As Is," "Where-Is" and "With All Faults" basis with limited representations by the Partnership as to the condition of the Properties or their fitness for any purpose. Lend Lease, on behalf of the Pension Funds, has undertaken an extensive due diligence review of the Properties. Unlike purchasers in many third party purchase agreements, Lend Lease will complete its due diligence prior to execution of the Purchase Agreements, and as such, satisfaction with the due diligence investigation will not be a condition precedent to closing.

  Conditions Precedent to Closing. The obligation of the Purchaser to close under the Purchase Agreements will be subject to the concurrent approval by the limited partners of the Affiliated Partnerships of the sale of their respective properties to the Purchaser. There will be customary closing conditions for real estate transactions, including issuance of appropriate title policies.

  Casualty to or Condemnation of the Properties. If any Property or any portion thereof is damaged by fire or other casualty on or before the Closing Date, and the cost of repairing such damage equals or exceeds the greater of $400,000 or 5% of that portion of the Purchase Price allocable to the affected Property, then the Purchaser may elect to terminate the Purchase Agreement with respect to such Property. Further, if all or any material portion of any Property is taken by eminent domain (or is a subject of a pending or contemplated taking which has not been consummated) before the Closing Date, then the Purchaser will have the right to terminate the Purchase Agreement as to the affected Property. In the event of a fire or other casualty where the damage is less than $400,000 or 5% of that portion of the Purchase Price allocable to the affected Property, or if the condemnation does not affect a material portion of the affected Property, the Purchaser will be required to proceed with the closing without adjustment to the Purchase Price with respect to the affected Property and will be entitled to receive, as applicable, an assignment of the proceeds of any insurance in the event of a fire or other casualty or an assignment of any award for such taking in the event of a condemnation.

  The purchase agreements relating to the properties of the Affiliated Partnerships will contain provisions substantially similar to those outlined above with respect to the rights of the Purchaser to terminate such purchase agreements as a result of condemnation or destruction of the applicable properties. While, as a general rule, the Purchaser will be able to terminate the Purchase Agreements if any one of the sales to the Purchaser by the Affiliated Partnerships is terminated, the Purchase Agreements will provide that the Purchaser may terminate the Purchase Agreements in the case of condemnation or destruction of the properties of the Affiliated Partnerships only if two or more of such properties are condemned or destroyed. For purposes of the foregoing determination, properties which comprise an integrated apartment community will be counted as a single property. Because Ponte Vedra I, Creekside Oaks and Village I are each part of an integrated apartment community, the Purchase Agreement with respect to each of these Properties permits the Purchaser to terminate the Purchase Agreement if, because of condemnation or destruction, the Purchaser is entitled to terminate the purchase agreement with respect to the other property or properties comprising such integrated apartment community, irrespective of whether there has been condemnation or destruction of the Properties or any other properties of the Affiliated Partnerships.

  Representations and Warranties and Physical Due Diligence Conditions. Unlike many third party agreements, the Purchase Agreements will not require the Partnership to make substantial representations and warranties concerning the condition or operation of the Properties, or other similar matters, such as environmental studies or engineering. The Purchase Agreements also will not provide the purchaser with a typical period to perform due diligence investigations at the Properties or with a basis on which to refuse to close the Sale based directly on the outcome of any due diligence investigation, since such due diligence investigations will have been completed prior to execution of the Purchase Agreements. Further, any representations and warranties made by the Partnership pursuant to the Purchase Agreements will survive for a period of only six months after the closing, which is a shorter period of time than that found in many third party agreements.

  Default and Damages. The Purchase Agreements will provide that the Purchaser's recourse for any uncured breach ("Default") by the Partnership on or prior to the Closing Date of any matter related to the Purchase Agreements will be either to (i) seek from the escrow holder the return of the earnest money deposits made on behalf of the Purchaser and any documents which have been deposited with the escrow holder on behalf of the Purchaser and to seek reimbursement from the Partnership for the reasonable and documented out-of-pocket expenses incurred in connection with Lend Lease's due diligence investigation (such as environmental and engineering studies) and other transaction costs, but in no event an amount in excess of 1/4% of the Purchase Price, or (ii) seek specific performance of the Partnership's obligations under the Purchase Agreements.

  In the event of the Purchaser's Default with respect to any of the Purchase Agreements or the purchase agreements relating to the properties of the Affiliated Partnerships, the Partnership's sole remedy will be to retain, as liquidated damages, the earnest money deposits for the Properties. Further, in the event the Purchaser objects or fails to cooperate with the release of such earnest money deposit held by the escrow holder, the Partnership will also have all of the remedies otherwise available to the Partnership at law or in equity.

  Pro-rations and Costs. All items of income and expense for the Properties, such as collected rents and real estate taxes, will be apportioned and adjusted between the Partnership and the Purchaser to the Closing Date.

The Partnership and the Purchaser will each pay one-half of any third party escrow fees from the transaction, with the Partnership paying any documentary transfer and stamp taxes in connection with the recordation of the applicable deed and the Purchaser paying the premiums and other costs for title insurance, including any endorsements requested by the Purchaser or its lender.

  Comparison to Third Party Agreements. The Purchase Agreements relating to the Sale will contain several provisions which are not customarily found in combination with each other in many third party agreements.

  Provisions which may be more advantageous to the Partnership than those found in many third party agreements include the following: the lack of due diligence conditions precedent to closing; lack of a financing contingency; limited representations and warranties; limited survivability of representations and warranties; and sale of the Properties on an "as is" basis.

  Provisions which may be less advantageous to the Partnership than those found in many third party agreements include the condition precedent to closing of concurrent approval by the limited partners of the Affiliated Partnerships of the sale of their respective properties to the Purchaser and the ability of the Purchaser to terminate the Purchase Agreements if, due to condemnation or casualty, the Purchaser is entitled to terminate the purchase agreements with respect to any two or more properties owned by the Affiliated Partnerships.

THE AMENDMENT

  The Partnership Agreement prohibits sales of property to the General Partner or an "affiliate" of the General Partner. "Affiliate" is defined in relevant part as any person "that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in," another person. While the Pension Funds will own 91% of the Purchaser and will effectively control the Purchaser, an affiliate of the General Partner will (i) own a 9% interest in the Purchaser,
(ii) have a right of first offer and certain buy/sell rights under the proposed LLC Agreement and (iii) have the potential to receive up to an additional 18% of the profits of the Purchaser after pro rata distributions of profits to members of the Purchaser have resulted in recoupment by such members of their aggregate capital contributions and payment of cumulative returns of 15% per annum on their previously unrecovered capital contributions. An affiliate of the General Partner which will not be a member of the Purchaser will serve as the initial property manager for the Purchaser. The foregoing factors might cause the Purchaser to be an "affiliate" of the General Partner under the terms of the Partnership Agreement. In order to permit the Sale, the General Partner proposes to amend the Partnership Agreement to permit proposed sales of Partnership properties to "affiliates" of the General Partner, if such proposed sales are approved by the Limited Partners. The proposed Amendment requires the approval of a majority in interest of the Limited Partners. The full text of the proposed Amendment is set forth in Appendix A hereto.

INDEMNIFICATION

  If a claim is made against the General Partner in connection with its actions on behalf of the Partnership with respect to the Sale, the General Partner expects that it will seek to be indemnified by the Partnership with respect to such claim. The Partnership Agreement provides that, except in the case of fraud, negligence, misconduct or other breach of fiduciary duty to the Partnership or any Partner, the General Partner will not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Limited Partners for any liabilities or other obligations imposed on, incurred by or asserted against the General Partner or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership or on the part of the General Partner as a general partner of the Partnership. However, the General Partner will not be indemnified from any liability, loss, or damage incurred by it in connection with any claim or settlement involving allegations that any state securities law or the Securities Act of 1933, as amended, was violated by the General Partner unless the General Partner is successful in defending such action and such indemnification is specifically approved by a court of law which has been advised as to the current position of both the Securities Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities laws.

  As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the General Partner relating to its involvement in the Sale could be more limited than the remedy which might have been available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification would reduce the amount of Partnership cash available for distributions to the Limited Partners by an amount equivalent to that paid to the General Partner under such a claim.

         CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE

GENERAL

  The Sale, if approved, will have certain tax implications to the Limited Partners that must be considered. The following summarizes the material estimated federal income tax consequences to Limited Partners arising from the Sale and provides a general overview of certain state income tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and published positions of the Internal Revenue Service (the "Service"), each as in effect on the date of this Solicitation Statement. There can be no assurance that the Service will agree with the conclusions stated herein or that future legislation or administrative changes or court decisions will not significantly modify the federal or state income tax law regarding the matters described herein, potentially with retroactive effect. This summary is not intended to, and should not, be considered an opinion respecting the federal or state income tax consequences of the Sale.

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing his or her income tax liability, his or her allocable share of the partnership's items of income, gain, loss, deduction and credit (hereinafter referred to as "income or loss") in accordance with the partnership agreement. If the allocation of income or loss in the partnership agreement does not have "substantial economic effect" as defined in Code Section 704(b), the law requires the partnership's income or loss to be allocated in accordance with the partners' economic interests in the partnership. The distribution of cash attributable to partnership income is generally not a separate taxable event.

  For tax purposes, the Partnership will realize and recognize gain or loss separately for each Property (and in some cases, for each building which is part of a Property). The amount of gain for tax purposes recognized with respect to an asset, if any, will be an amount equal to the excess of the amount realized (i.e., cash or consideration received reduced by the expenses of the Sale) over the Partnership's adjusted tax basis for such asset. Conversely, the amount of loss recognized with respect to an asset, if any, will be an amount equal to the excess of the Partnership's adjusted tax basis over the amount realized by the Partnership for such asset. The "adjusted tax basis" of an asset is its cost (including nondeductible capital expenditures made by the Partnership at the time of purchase) or other basis with certain additions or subtractions, including (i) additions for the cost of capital expenditures such as improvements, betterments, commissions and other nondeductible charges and (ii) subtractions for depreciation and amortization.

  Each Limited Partner must report his or her allocable share of these gains and losses in the year in which the Properties are sold. Each Limited Partner's allocable share of any Section 1245 gain, Section 1231 gain, Section 1250 gain or loss and Partnership net taxable income or loss from operations will be reflected on his or her applicable Schedule K-1 (as determined in accordance with the allocation provisions contained in the Partnership Agreement discussed below).

  Under Section 702(a)(3) of the Code, a partnership is required to separately state, and partners are required to account separately for, their distributive share of all gains and losses. Accordingly, each Limited Partner's allocable share of any Section 1231 gain or loss and depreciation recapture realized by the Partnership as a result of the Sale would be reportable by such Limited Partner on his or her individual tax return. Section 1231 gains are those gains arising from the sale or exchange of "Section 1231 Property" which means
(i) depreciable assets used in a trade or business or (ii) real property used in a trade or business and held for more than one year. Conversely, Section 1231 losses are those losses arising from the sale or exchange of Section 1231 Property. If

Section 1231 losses exceed Section 1231 gains, such losses would be treated as ordinary losses by the Partners.

  To the extent that Section 1231 gains for any taxable year exceed certain
Section 1231 losses for the year, subject to certain exceptions (such as depreciation recapture, as discussed below), such gains and losses will be treated as long-term capital gains. However, Section 1231 gains will be treated as ordinary income to the extent of prior Section 1231 losses from any source that were treated as ordinary in any of the previous five years.

  Under Sections 1245 and 1250 of the Code, a portion of the amount allowed as depreciation expense with respect to Section 1231 Property may be "recaptured" as ordinary income upon sale or other disposition rather than as long-term capital gains ("Section 1245 gains" and "Section 1250 gains," respectively). The Partnership does not anticipate that it would have material amounts of
Section 1245 or Section 1250 gains as a result of the Sale. Therefore, it is anticipated that the Sale will result in capital gain without the re-capture of any significant gain to be reported at ordinary income tax rates. (It is not anticipated that any Property will be sold at a tax loss.)

  The Partnership Agreement provides that distributions from the Sale will be made:

    (i) First, 99% to the Limited Partners and 1% to the General Partner until each Limited Partner has received an amount equal to his Adjusted Capital Value (as defined in the Partnership Agreement);

    (ii) Second, and subject to certain reductions, 99% to the Limited Partners, 1% to the General Partner until each Limited Partner has received an amount equal to a 7% cumulative annual return with respect to his Adjusted Capital Value, which amount shall be calculated commencing with the first anniversary date of the last Additional Closing Date (as defined in the Partnership Agreement) (but in no event less than a 6% cumulative annual return with respect to the Limited Partner's Adjusted Capital Value calculated from the date of the Limited Partner's admission to the Partnership); and

    (iii) Third, the balance 85% to the Limited Partners and 15% to the General Partner.

  The General Partner expects that the Limited Partners will recognize taxable gain from the Sale of approximately $266.11 per Unit. Actual gain will be allocated among the General Partner and the Limited Partners (the "Partners") as follows: (i) first, gain attributable to the excess, if any, of the indebtedness relating to a Property immediately prior to the Sale of such Property over the Partnership's adjusted basis in the Property will be allocated to each Partner having a negative balance in its capital account, to the extent of such negative balance, in the proportion that the negative balance of each Partner bears to the aggregate negative balances of all Partners; and (ii) second, the balance of any gain will be treated on a cumulative basis as if it constituted an equivalent amount of Net Proceeds From Sale or Refinancing and will be allocated to the General Partner to the extent that the General Partner would have received Net Proceeds From Sale or Refinancing in connection therewith, and the balance will be allocated to the Limited Partners. Any passive losses which have been suspended from this or other passive investments may be available to reduce this gain. The Partnership's accountants have estimated that, for Limited Partners who have not utilized prior Partnership passive activity losses to offset passive activity income from other sources, approximately $91 per Unit in suspended passive losses will be available from the Partnership. Furthermore, unamortized syndication costs in the amount of $48 per Unit will reduce the amount of gain reportable by the Limited Partners. The expected distribution to the Limited Partners from net proceeds from the Sale and certain cash from operations, together with the planned distribution upon liquidation, is anticipated to be approximately $227.24 per Unit and is expected to exceed the Limited Partners' income tax liability attributable thereto of Limited Partners who acquired their Units in the public offering.

  The Partnership anticipates that approximately $65.08 per Unit in federal income taxes ($29.04 per Unit for those partners with unused suspended passive losses from the Partnership) may be incurred as a result of the Sale and liquidation by Limited Partners who acquired their Units in the public offering, as reflected in the following table, which assumes that a Limited Partner has a marginal federal income tax rate of 39.6%.

                                                            GAIN      EST.
                                                          PER UNIT FEDERAL TAX
                                                          -------- -----------
   Taxed at a 39.6% federal rate......................... $  2.40    $  0.95
   Taxed at a 25% federal rate........................... $227.82    $ 56.95
   Taxed at a 20% federal rate........................... $ 35.89    $  7.18
                                                          -------    -------
   Total (without regard to suspended passive losses).... $266.11    $ 65.08
                                                          =======
   Potential suspended passive losses of $91 at 39.6%....            $(36.04)
                                                                     -------
   Total potential taxes (including suspended passive
    losses)..............................................            $ 29.04
                                                                     =======

  After allocating income or loss to the Partners, with the concomitant tax basis adjustments, the distribution of proceeds from the Sale will reduce each Limited Partner's federal income tax basis in its Unit. To the extent that the amount of the distribution is in excess of that basis, such excess will be taxed as a long-term or short-term capital gain depending on a Limited Partner's holding period. To the extent that the distribution received is less than that basis, the remaining basis, representing a Partner's share of the Partnership syndication cost incurred at the inception of the Partnership, may represent a tax benefit in connection with the termination of such Partner's partnership interest. Limited Partners are encouraged to consult their respective tax advisors with respect to the foregoing.

CAPITAL GAINS

  Net long-term capital gains allocated to individuals, trusts and estates from the Sale will be taxed at a maximum rate of 20% (except that the rate will be 25% on that portion of the gain which is equal to the amount of real estate depreciation not recaptured as ordinary income under Section 1250), while ordinary income will be taxed at a maximum rate of up to 39.6%. The amount of net capital loss that can be utilized to offset income will be limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations.

PASSIVE LOSS LIMITATIONS

  Limited Partners who are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules. A Limited Partner's allocable share of Partnership income or loss is treated as derived from a passive activity, except to the extent of the Partnership's portfolio income. Portfolio income includes such items as interest and dividends. A Limited Partner's allocable share of any Partnership gain realized on the Sale will be characterized as passive activity income, and the liquidation of the Partnership will permit the deduction of any previously deferred passive losses, if any, allocated to the Limited Partners.

CERTAIN STATE INCOME TAX CONSIDERATIONS

  Because each state's tax law varies, it is impossible to predict the tax consequences to the Limited Partners in all the state tax jurisdictions in which they are subject to tax. Accordingly, the following is a general summary of certain common (but not necessarily uniform) principles of state income taxation. State income tax consequences to each Limited Partner will depend upon the provisions of the state tax laws to which the Limited Partner is subject. The Partnership will generally be treated as engaged in business in each of the states in which the Properties are located, and the Limited Partners would generally be treated as doing business in such states and therefore subject to tax in such states. Most states modify or adjust the taxpayer's federal taxable income to arrive at the amount of income potentially subject to state tax. Resident individuals generally pay state tax on

100% of such state-modified income, while corporations and other taxpayers generally pay state tax only on that portion of state-modified income assigned to the taxing state under the state's own apportionment and allocation rules.

TAX CONCLUSION

  The discussion set forth above is only a summary of the material federal income tax consequences to the Limited Partners of the Sale and of certain state income tax considerations. It does not address all potential tax consequences that may be applicable to the Limited Partners and to certain other categories of Limited Partners, such as non-United States persons, corporations, insurance companies, subchapter S corporations, partnerships or financial institutions. It also does not address local or foreign tax consequences of the Sale. ACCORDINGLY, LIMITED PARTNERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC INCOME TAX CONSEQUENCES OF THE SALE TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                                 DISTRIBUTIONS

  Since its inception on December 17, 1981, the Partnership has made quarterly distributions aggregating $121.69 per Unit and returns of capital of $220.00 per Unit. The Partnership has made three quarterly distributions of $2.25 per Unit during the last two years and intends to make a distribution of $2.25 per Unit in respect of the most recently-completed fiscal quarter. With the projected distribution of $227.24 per Unit upon liquidation of the Partnership, Limited Partners will have received aggregate distributions of approximately $168.93 per Unit and a full return of their initial investment of $500.

                              NO APPRAISAL RIGHTS

  If Limited Partners owning a majority of the outstanding Units on the Record Date consent to the Proposals, such approval will bind all Limited Partners. The Partnership Agreement and the California Uniform Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Limited Partners who dissent from the consent of the majority in approving or disapproving the Proposals. Accordingly, dissenting Limited Partners do not have the right to have their Units appraised or to have the value of their Units paid to them if they disapprove of the action of a majority in interest of the Limited Partners.

                             MARKET FOR THE UNITS

  The General Partner has no knowledge of a formal, established public trading market for the Units and believes that secondary sales activity for the Units is limited and sporadic. Due to the fact that the Units are not listed on any exchange or quoted on NASDAQ, privately negotiated sales and sales through intermediaries are the primary means available to a Limited Partner to liquidate an investment in the Units. While some information is available through private publications regarding the prices at which such secondary sales transactions in the Units have been made, these publications expressly disclaim the accuracy and reliability of the information regarding such trades. Accordingly, the General Partner does not believe that such information is of comparative value in analyzing the distributions to be made in connection with the Sale. No sales of Units were made by or to affiliates of the Partnership during the last two years.

  In addition to informal secondary market sales, investors have periodically sought to acquire Units by means of a tender offer for outstanding Units. However, such tender offers generally involve only a limited number of Units, are held open only for a limited time, and are available only on a limited basis. Furthermore, those tender offers during the past three years of which the General Partner is aware have been made at approximately 28% to 76% of the net asset value of the Units. In particular, during the last six months, a tender offer for outstanding Units was made by a party unaffiliated with the General Partner for the price of $170 per Unit. The estimated aggregate distribution to the Limited Partners following consummation of the Sale and the anticipated liquidation of the Partnership, equal to $227.24 per Unit, compares favorably with the price of $170 per Unit represented by this recent tender offer.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  On the Record Date, there were 80,000 Units issued and outstanding and entitled to vote held of record by [3,967] Limited Partners. At the Record Date, the General Partner and its affiliates owned no Units. No person is known by the Partnership to be the beneficial owner of more than 5% of the Units.

                             YEAR 2000 INFORMATION

  The Partnership has assessed the potential impact of the "Year 2000" computer systems issue on its operations. If the Sale is consummated, the Partnership will liquidate prior to January 1, 2000, and no Year 2000 issues will be presented.

  In the event that the Sale is not consummated, the Partnership has relied on the efforts of ConAm Management, which has been retained by the Partnership to manage the business and financial operations of the Properties, to resolve any potential Year 2000 issues. In the course of providing property management services for the Partnership, ConAm Management retained a third party consultant to modify all applicable software to provide for 4-digit year fields. The General Partner believes that the modifications undertaken by ConAm Management are sufficient to address any potential Year 2000 problems and that the impact of the Year 2000 issue will not materially affect the Partnership's operating results or financial condition if the Sale is not consummated. Accordingly, neither ConAm Management nor the Partnership has taken any further actions with respect to the Year 2000 issue.

                               VOTING PROCEDURES

  Each Limited Partner is entitled to one (1) vote for each Unit owned of record by such Limited Partner on the Record Date. Approval of the Proposals requires the affirmative consent of Limited Partners holding a majority in interest of the Units. A duly executed consent card on which a consent or an indication of withholding consent is not indicated will be deemed a consent to the Proposals. A vote "for" or "against" either of the Proposals may be revoked by written notice of revocation or by a later-dated consent containing different instructions at any time on or before the Expiration Date.

  This Solicitation Statement is accompanied by a separate consent card. Consent cards should be completed, signed and returned by the Expiration Date to the Solicitation Agent at the address specified below or by facsimile transmission of the front and back of the card to the number specified below. A self-addressed, prepaid envelope for return of the consent card is included with this Solicitation Statement.

       By Mail:         By Facsimile:
       [         ]      (   ) [   -    ]
       [         ]
       [         ]

                             For Information Call:
                               [(   )    -    ]
                                  (TOLL-FREE)

                             AVAILABLE INFORMATION

  The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

  The following documents, which have been filed with the Commission, contain important information about the Partnership and its financial condition and are annexed hereto as Annex 1 and Annex 2, respectively:

    (i) The Partnership's Annual Report on Form 10-K, as amended and restated for the year ended December 31, 1997 (Commission File No. 0-11085) (the "Form 10-K").

    (ii) The Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 (Commission File No. 0-11085) (the "Form 10-Q").

  The Commission permits the Partnership to "incorporate by reference" information into this Solicitation Statement, which means that the Partnership can disclose important information to Limited Partners by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this Solicitation Statement, except for any information superseded by information in this Solicitation Statement.

  The Partnership hereby incorporates by reference the Form 10-K, all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act that it may file or has already filed with the Commission between December 31, 1997 and the date of action by Consent, other than those delivered in connection herewith, and the financial information contained in Part I of the Form 10-Q.

  A Limited Partner of the Partnership may obtain from the Partnership or the Commission any of the documents incorporated by reference. Documents incorporated by reference are available from the Partnership without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in the document incorporated by reference in this Solicitation Statement. Limited Partners may obtain documents incorporated by reference in this Solicitation Statement, or a copy of the Partnership Agreement or the form of Purchase Agreements, by written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, from ConAm Property Services II, Ltd., 1764 San Diego Avenue, San Diego, California 92110-1906, telephone number (619) 297-6771.

  If you would like to request documents from the Partnership, please do so by
[        ], 1998 in order to ensure receipt before action by Consent.

San Diego, California

December [    ], 1998
                                          CONAM PROPERTY SERVICES II, LTD.,

                                          General Partner

                                          By: Continental American
                                           Development, Inc.,
                                              a General Partner

                                              By:
                                                   Daniel J. Epstein
                                                   President and Chief
                                                    Executive Officer

                                                                     APPENDIX A

                            THE PROPOSED AMENDMENT

  Set forth below is the provision of the Partnership Agreement that would be modified by the proposed Amendment. The following is qualified in its entirety by reference to the form of Amendment, a copy of which can be obtained without charge from the Solicitation Agent.

  IF THE PROPOSED AMENDMENT IS ADOPTED, THE FOLLOWING SECTION WILL BE MODIFIED AS FOLLOWS (underlines indicate where text has been added):

12. RIGHTS, DUTIES AND LIABILITY OF GENERAL PARTNERS.
  ....

  d. Limitations on General Partners' Authority. The General Partners shall have no authority to do any act prohibited by law, nor shall the General Partners have any authority to:

  ....

  (xi) Except as provided in Subsection 12f.(vi), permit the Partnership to purchase or lease property in which a General Partner or any Affiliate has an interest or sell any Property to a General Partner or any Affiliate, unless such transaction is specifically approved by Limited Partners owning a majority of the Units outstanding at that time.

  [The remainder of Section 12 is unaffected.]

                                                                     APPENDIX B

                      FORM OF CONSENT OF LIMITED PARTNER

                      CONAM REALTY INVESTORS 2, L.P.

                          CONSENT OF LIMITED PARTNER

  THIS CONSENT IS SOLICITED BY AND ON BEHALF OF CONAM REALTY INVESTORS 2, L.P. (THE "PARTNERSHIP") BY CONAM PROPERTY SECURITIES II, LTD., THE GENERAL PARTNER OF THE PARTNERSHIP. The General Partner recommends a vote "FOR" the Proposals, as defined in the accompanying Consent Solicitation Statement. A vote "FOR" the Proposals also will constitute your consent to all actions necessary to consummate all transactions with respect to the Proposals contemplated by the Consent Solicitation Statement. All capitalized terms used herein without definition have the meanings assigned to them in the Consent Solicitation Statement.

  THIS CONSENT WILL BE RECORDED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW. IF NO INSTRUCTIONS ARE INDICATED, YOU WILL BE DEEMED BY YOUR SIGNATURE BELOW TO HAVE CONSENTED TO THE PROPOSALS AS RECOMMENDED BY THE GENERAL PARTNER.

        PLEASE MARK THE APPROPRIATE BOX WITH RESPECT TO EACH PROPOSAL:

                                               FOR AGAINST ABSTAIN
                                               --- ------- -------
With the General Partner's recommendation to
approve the Sale of the Property (as set
forth in "ACTION BY CONSENT--Matters to be
Considered"), the undersigned votes all of
the undersigned's Units:                       [_]   [_]     [_]
With the General Partner's recommendation to
amend the Partnership Agreement to permit
sales of Partnership property to affiliates
of the General Partner, including the Sale
(as set forth in Appendix A to the Consent
Solicitation Statement), the undersigned
votes all of the undersigned's Units:          [_]   [_]     [_]

  If the Sale is approved but the Amendment of the Partnership Agreement is not, the General Partner will have no authority to consummate the Sale, and the Sale will not occur. If the Amendment of the Partnership Agreement is approved but the Sale is not, the General Partner anticipates amending the Partnership Agreement in accordance with Appendix A to the Consent Solicitation Statement.

  The undersigned acknowledges receipt from the General Partner of the Consent
Solicitation Statement dated December [    ], 1998 pertaining to the
Proposals.

Dated: , 1998                               -------------------------------
                                                        Signature

                                            -------------------------------
                                                       Print Name

                                            -------------------------------
                                               Signature (if held jointly)

                                            -------------------------------
                                                       Print Name

                                            -------------------------------
                                                          Title

  Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  PLEASE MARK, SIGN, DATE AND RETURN THIS CONSENT, PRIOR TO 5:00 P.M. PACIFIC
STANDARD TIME ON [          ], 1998 (UNLESS SUCH TIME IS EXTENDED PURSUANT TO
THE CONSENT SOLICITATION STATEMENT), BY FACSIMILE TO [facsimile number of Solicitation Agent] OR BY MAIL, USING THE ENCLOSED PRE-PAID ENVELOPE, TO [address of Solicitation Agent].

                                                                   Annex 1

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 10-K

     [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1997

                                      OR

     [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


                 For the transition period from _____ to _____

                       Commission file number:  0-11085

                         CONAM REALTY INVESTORS 2 L.P.
                               formerly known as
                        HUTTON/CONAM REALTY INVESTORS 2
             Exact name of Registrant as specified in its charter


       California                                          13-3100545
State or other jurisdiction of                           I.R.S. Employer
incorporation or organization                           Identification No.

1764 San Diego Avenue
San Diego, CA  92110 Attn.: Robert J. Svatos                92110-1906
Address of principal executive offices                       Zip Code

Registrant's telephone number, including area code (619) 297-6771

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:


                     UNITS OF LIMITED PARTNERSHIP INTEREST
                                Title of Class

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes   X     No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form
10-K or any amendment to this Form 10-K.   (X)

Documents Incorporated by Reference:

Portions of Parts I, II, III and IV are incorporated herein by reference to the Partnership's Annual Report to Unitholders for the year ended
December 31, 1997.

                                    PART I

Item 1.  Business

General Description of Business and Objectives



ConAm Realty Investors 2 L.P., formerly known as Hutton/ConAm Realty Investors 2 (the "Partnership"), is a California limited partnership formed on October 8, 1992. ConAm Property Services II, Ltd. ("CPS II"), a California limited partnership, and RI 2 Real Estate Services Inc. ("RI 2"), a Delaware corporation, were the original co-general partners of the Partnership. On January 27, 1998, CPS II acquired RI 2's co-general partner interest in the Partnership, effective July 1, 1997, pursuant to a Purchase Agreement between CPS II and RI 2 dated August 29, 1997. As a result, CPS II now serves as the sole general partner (the "General Partner") of the Partnership. In conjunction with this transaction, the name of the Partnership was changed from Hutton/ConAm Realty Investors 2 to ConAm Realty Investors 2 L.P.

The Partnership was organized to engage in the business of acquiring, operating and holding for investment multifamily residential properties. The Partnership originally invested in four joint ventures and one limited partnership, each of which was formed to own a specified residential apartment property. As described below one property has been sold. Funds held as a working capital reserve are invested in bank certificates of deposit, unaffiliated money market funds or other highly liquid short-term investments where there is appropriate safety of principal in accordance with the Partnership's investment objectives and policies.

The Partnership's principal investment objectives with respect to its interests in real property are:

(1)    capital appreciation;

(2) distributions of Net Cash From Operations attributable to rental income; and

(3)    preservation and protection of capital.

Distribution of net cash from operations is the Partnership's objective during its operational phase, while preservation and appreciation of capital are the Partnership's long-term objectives. The attainment of the Partnership's investment objectives will depend on many factors, including future economic conditions in the United States as a whole and, in particular, in the localities in which the Partnership's properties are located, especially with regard to achievement of capital appreciation.

From time to time the Partnership expects to sell its real property interests taking into consideration such factors as the amount of appreciation in value, if any, to be realized and the possible risks of continued ownership. Proceeds from any future sale, financing or refinancing of properties will not be reinvested and may be distributed to the Limited Partners and General Partner (sometimes referred to together herein as the "Partners"), so that the Partnership will, in effect, be self-liquidating. If deemed necessary, the Partnership may retain a portion of the proceeds from any sale, financing or refinancing as capital reserves. As partial payment for properties sold, the Partnership may receive purchase money obligations secured by mortgages or deeds of trust. In such cases, the amount of such obligations will not be included in Net Proceeds From Sale or Refinancing (distributable to the Partners) until and only to the extent the obligations are realized in cash, sold or otherwise liquidated.

Originally, the Partnership utilized the net proceeds of its public offering to acquire five residential apartment complexes (collectively, the "Properties") through investments in four joint ventures and one limited partnership, as follows: (1) Creekside Oaks, a 120-unit apartment complex located in Jacksonville, Florida; (2) Ponte Vedra Beach Village I, a 122-unit apartment complex located in Ponte Vedra Beach, Florida; (3) Rancho Antigua, a 220-unit apartment complex located in the McCormick Ranch area of Scottsdale, Arizona;
(4) Village at the Foothills I, a 60-unit apartment complex located in Tucson, Arizona, and; (5) Country Place Village I, an 88-unit apartment complex located in Clearwater, Florida. On July 20, 1995, Country Place Village I, was sold to an unaffiliated institutional buyer for $3,665,000.

The Partnership considers itself to be engaged in only one industry segment, real estate investment.

Competition

The Partnership's real property investments are subject to competition from similar types of properties in the vicinities in which they are located and such competition has increased since the Partnership's investment in the Properties due principally to the addition of newly constructed apartment complexes offering increased residential and recreational amenities. The Properties have also been subject to competition from condominiums and single-family properties especially during periods of low mortgage interest rates. The Partnership competes with other real estate owners and developers in the rental and leasing of its Properties by offering competitive rental rates and, if necessary, leasing incentives. Such competition may affect the occupancy levels and revenues of the Properties. The occupancy levels at all four Properties reflect some seasonality, which is typical in the markets in which they are located. In some cases, Partnership properties may compete with properties owned by other partnerships affiliated with the General Partner.

For a discussion of current market conditions in the areas where the Partnership's Properties are located, reference is made to the Partnership's Annual Report to Unitholders for the year ended December 31, 1997, which is filed as an exhibit under Item 14.

Employees

The Partnership has no employees. Services are provided by CPS II, ConAm Management Corporation ("ConAm Management"), an affiliate of CPS II, as well as Service Data Corporation and First Data Investor Services Group, both unaffiliated companies. The Partnership has entered into property management agreements pursuant to which ConAm Management provides management services with respect to the Properties. First Data Investor Services Group had been retained by the Partnership to provide all accounting and investor communication functions, while Service Data Corporation provides transfer agent services. Effective January 1, 1998, the accounting functions of the Partnership were transferred to the firm of Brock, Tibbetts, & Snell, an unaffiliated company located in San Diego, California. See Item 13, "Certain Relationships and Related Transactions", for a further description of the service and management agreements between the Partnership and affiliated entities.

Item 2.  Properties

For a description of the Partnership's Properties, a discussion of current market conditions in the areas where the Properties are located and appraised values, reference is made to the Partnership's Annual Report to Unitholders for the fiscal year ended December 31, 1997, which is filed as an exhibit under
Item 14. For information on the purchase of the Properties, reference is made to Note 4 of the Consolidated Financial Statements, included herein by reference to the Partnership's Annual Report to Unitholders. Average occupancy rates at each property are incorporated by reference to Item 7.

Item 3.  Legal Proceedings

The Partnership is not subject to any material pending legal proceedings.

Item 4.  Submission of Matters to a Vote of Security Holders

During the fourth quarter of the fiscal year ended December 31, 1997, no matter was submitted to a vote of Unitholders through the solicitation of proxies or otherwise.


                               PART II

Item 5. Market for the Registrant's Limited Partnership Units and Related Security Holder Matters

As of December 31, 1997, the number of Unitholders of record was 3,967.

No established public trading market exists for the Units, and it is not anticipated that such a market will develop in the future.

Distributions of Net Cash From Operations, when made, are paid on a quarterly basis, with distributions generally occurring approximately 45 days after the end of each fiscal quarter. Such distributions have been made primarily from net operating income with respect to the Partnership's investment in the Properties and from interest on short-term investments, and partially from excess cash reserves. Information on cash distributions paid by the Partnership for the past two fiscal years is incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended
December 31, 1997, which is filed as an exhibit under Item 14. The level of future distributions will be evaluated on a quarterly basis and will depend on the Partnership's operating results and future cash needs.

Item 6.   Selected Financial Data

Incorporated by reference to the Partnership's Annual Report to Unitholders for the year ended December 31, 1997, which is filed as an exhibit under Item 14.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

At December 31, 1997, the Partnership had cash and cash equivalents of $1,109,506, that were invested in unaffiliated money market funds, an increase from $962,290 at December 31, 1996. The increase is attributable to net cash provided by operating activities exceeding cash used for distributions, mortgage principal payments, and additions to investments in real estate. The Partnership also maintains a restricted cash balance, which totaled $342,282 at December 31, 1997, an increase from $317,268 at December 31, 1996, representing escrows for insurance and real estate taxes required under the terms of the current mortgage loans. The Partnership expects sufficient cash to be generated from operations to meet its current operating expenses.

Accounts payable and accrued expenses totaled $197,443 at December 31, 1997, an increase from $127,810 at December 31, 1996. The increase is primarily due to differences in the timing of payments between the two periods.

Distribution payable decreased from $200,000 at December 31, 1996 to $0 at December 31, 1997. The decrease reflects the suspension of quarterly distributions commencing in the first quarter of 1997 in order to fund roof replacements at Ponte Vedra Beach Village I. In future quarters, the General Partner will assess the Partnership's ability to reinstate cash distributions based on the Partnership's operating results and future cash needs.

The Partnership continues to perform various improvements at the Properties, which include roof replacements at Ponte Vedra Beach Village I. Other repair work was also performed to prepare vacant units for reoccupancy. Existing problems with the roofs at Ponte Vedra Beach Village I were aggravated by severe tropical rain storms late in 1996. The roof replacements were substantially completed in September 1997 at a cost of approximately $400,000 which was funded from the Partnership's operating cash flow and cash reserves. The Partnership will evaluate the need for additional improvement work at the Properties on an ongoing basis.

The General Partner is continuing to evaluate the sale potential of the remaining properties and other options with respect to the Partnership's investments. One of these options includes refinancing certain loans secured by the Properties in order to return capital to the limited partners on a tax-free basis and lock in favorable fixed interest rates. This would also potentially enhance the marketability of the Properties, while enabling the Partnership to take advantage of possible future property appreciation. The Partnership's ability to sell the properties is dependent upon a variety of factors, many of which are not within the Partnership's control. There can be no assurance that any specific property or all the Properties can be sold, that particular prices will be achieved, or that the Properties can be sold within a specific time frame.

Results of Operations

1997 versus 1996

Partnership operations for the year ended December 31, 1997 resulted in a net loss of $202,655 compared with a net loss of $2,600 in 1996. The higher net loss in 1997 is due primarily to an increase in property operating expenses and the write-off of the remaining basis of the roofs replaced in 1997. Net cash provided by operating activities decreased to $979,104 for the year ended December 31, 1997, from $1,333,646 in 1996. The decrease is primarily due to the higher net loss in 1997, as discussed above, and a reduction in the amount of restricted cash released.

Rental income for the year ended December 31, 1997 was $4,327,499, up slightly from $4,264,370 in 1996, primarily as a result of increases in rental rates at Rancho Antigua and Creekside Oaks. Interest and other income totaled $56,229 for the year ended December 31, 1997, largely unchanged from $63,467 in 1996.

Property operating expenses increased to $2,329,300 for the year ended December 31, 1997, from $2,222,474 for 1996. The increase is primarily attributable to higher repairs and maintenance expenses at Ponte Vedra Beach Village I and Rancho Antigua, and higher landscaping costs at Rancho Antigua. The increase is also due to higher rental administration costs at both properties.

General and administrative expenses increased from $181,896 for the year ended December 31, 1996 to $213,441 in 1997. The increase is primarily due to an increase in expenses for Partnership accounting, tax and other administrative services. During the 1997 period, certain expenses incurred by RI 2, its affiliates, and an unaffiliated third party service provider in servicing the Partnership, which were voluntarily absorbed by affiliates of RI 2 in prior periods, were reimbursable to RI 2 and its affiliates.

1996 versus 1995

Partnership operations for the year ended December 31, 1996 resulted in a net loss of $2,600, compared with a net loss of $112,522 in 1995. As a result of the sale of Country Place Village I in July 1995, the Partnership realized a gain of $232,402. Excluding this gain, the Partnership incurred a loss from operations of $344,924 for the year ended December 31, 1995. The decline in net loss is primarily the result of a decline in property operating expenses and other expense categories due to the sale of Country Place Village I in July 1995.

Rental income totaled $4,264,370 for the year ended December 31, 1996 compared with $4,448,549 in 1995. The decrease is primarily due to the sale of Country Place Village I in July 1995. This was partially offset by increases in rental income at Creekside Oaks, Rancho Antigua and Ponte Vedra Beach Village I, primarily reflecting rental rate increases instituted during the year.

Property operating expenses totaled $2,222,474 for the year ended December 31, 1996, compared with $2,515,717 in 1995. The decrease is primarily due to the sale of Country Place Village I, and lower repairs and maintenance expenses at Creekside Oaks. This was partially offset by an increase in repairs and maintenance expenses at Ponte Vedra Beach Village I. Interest expense and depreciation and amortization expense both decreased from 1995, primarily due to the sale of Country Place Village I. General and administrative expense totaled $181,896 for the year ended December 31, 1996 compared with $222,881 for the year ended December 31, 1995. The decrease primarily reflects a reduction in legal expenses and lower Partnership administrative expenses in the 1996 period.

The average occupancy levels at each of the properties owned for the full year during the years ended December 31, 1997, 1996 and 1995 were as follows:

                                      Twelve Months Ended December 31,
          -----------------------------------------------------------
          Property                            1997      1996     1995
          Creekside Oaks                       95%       94%      93%
          Ponte Vedra Beach Village I          93%       95%      96%
          Rancho Antigua                       94%       94%      92%
          Village at the Foothills I           92%       94%      95%
          -----------------------------------------------------------

New Accounting Pronouncements

The Financial Accounting Standards Board also issued SFAS No. 129, "Disclosure of Information about Capital Structure," SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." These statements, which are effective for fiscal years beginning after December 15, 1997, expand or modify disclosures and, accordingly, will have no impact on the Partnership's reported financial position, results of operations or cash flows.

Item 8.  Financial Statements and Supplementary Data

Incorporated by reference to the Partnership's Annual Report to Unitholders for the fiscal year ended December 31, 1997, which is filed as an exhibit under
Item 14. Supplementary Data is incorporated by reference to F-1 of this report.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective December 1, 1997, the Partnership advised Coopers & Lybrand L.L.P. that it was changing accounting firms and engaged KPMG Peat Marwick LLP.

Coopers & Lybrand L.L.P.'s report on the financial statements for the years ended December 31, 1996 and December 31, 1995 contained no adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. There have been no disagreements with Coopers & Lybrand L.L.P. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

The decision to change accountants was approved by CPS II and RI 2, the General Partners of the Partnership at that time.



                               PART III

Item 10. Directors and Executive Officers of the Partnership

The Partnership has no officers or directors. CPS II, the General Partner of the Partnership, manages and controls the affairs of the Partnership and has general responsibility and authority in all matters affecting its business.

ConAm Property Services II, Ltd. ("CPS II") is a California limited partnership organized on August 30, 1982. The general partners of CPS II are Continental American Development, Inc. ("ConAm Development") and ConAm Development Corp. ("ConAm Corp."). The names and positions held by the directors and executive officers of both ConAm Development and ConAm Corp. are set forth below. There are no family relationships between any officers or directors.


            Name                          Office

            Daniel J. Epstein             President and Director
            E. Scott Dupree               Vice President and Director
            Robert J. Svatos              Vice President and Director
            Ralph W. Tilley               Vice President
            J. Bradley Forrester          Vice President


Daniel J. Epstein, 58, has been the President and a Director of ConAm Development and ConAm Corp. and a general partner of Continental American Properties, Ltd. ("ConAm"), an affiliate of CPS II, since their inception. He is also Chairman and Chief Executive Officer of ConAm Management. Prior to organizing ConAm, Mr. Epstein was Vice President and a Director of American Housing Guild, which he joined in 1969. At American Housing Guild, he was responsible for the formation of the Multi-Family Division and directed its development and property management activities. Mr. Epstein holds a Bachelor of Science degree in Engineering from the University of Southern California.

E. Scott Dupree, 47, is a Senior Vice President and general counsel of ConAm Management responsible for negotiation, documentation, review and closing of acquisition, sale and financing proposals. Mr. Dupree also acts as principal legal advisor on general legal matters ranging from issues and contracts involving the management company to supervision of litigation and employment issues. Prior to joining ConAm Management in 1985, he was corporate counsel to Trusthouse Forte, Inc., a major international hotel and restaurant corporation. Mr. Dupree holds a B.A. from United States International University and a Juris Doctorate degree from the University of San Diego.

Robert J. Svatos, 39, is a Senior Vice President and is the Chief Financial Officer of ConAm Management. His responsibilities include the accounting, treasury and data processing functions of the organization. Prior to joining ConAm Management in 1988, he was the Chief Financial Officer for AmeriStar Financial Corporation, a nationwide mortgage banking firm. Mr. Svatos holds an M.B.A. in Finance from the University of San Diego and a Bachelor's of Science degree in Accounting from the University of Illinois. He is a Certified Public Accountant.

Ralph W. Tilley, 43, is a Senior Vice President and Treasurer of ConAm Management. He is responsible for the financial aspects of syndications and acquisitions, the company's asset management portfolio and risk management activities. Prior to joining ConAm Management in 1980, he was a senior accountant with KPMG Peat Marwick LLP, specializing in real estate. He holds a Bachelor's of Science degree in Accounting from San Diego State University and is a Certified Public Accountant.

J. Bradley Forrester, 40, is the President of ConAm Management. He is currently responsible for overseeing all aspects of the operations of the firm. His primary focus is on new business related activities including property acquisitions, property development and rehabilitation, and the acquisition of other property management companies. Prior to joining ConAm in 1994, Mr. Forrester served as Senior Vice President - Commercial Real Estate for First Nationwide Bank in San Francisco, where he was responsible for a $2 billion problem asset portfolio including bank-owned real estate and non-performing commercial real estate loans for three years. His past experience includes significant involvement in real estate development and finance, property acquisitions and dispositions and owner's representation matters. Prior to entering the real estate profession, he worked for KPMG Peat Marwick LLP in Dallas, Texas. Mr. Forrester holds a Bachelor of Science degree in Accounting from Louisiana State University. He received his CPA certification in the State of Texas.

Item 11.  Executive Compensation

Neither the General Partner nor any of its directors or executive officers received any compensation from the Partnership. See Item 13 of this report for a description of certain costs of the General Partner and its affiliates reimbursed by the Partnership.

Item 12.  Security Ownership of Certain Beneficial Owners and Management

As of March 1, 1998, no person was known by the Partnership to be the beneficial owner of more than five percent of the Units of the Partnership. Neither the General Partner nor any of its executive officers or directors own any Units.

Item 13.  Certain Relationships and Related Transactions

Pursuant to the Certificate and Agreement of Limited Partnership of the Partnership, for the year ended December 31, 1997, $2,027 of the Partnership's net loss was allocated to CPS II and RI 2. For a description of the share of Net Cash From Operations and the allocation of income and loss to which the General Partner and former co-General Partner are entitled, reference is made to Note 3 to the Consolidated Financial Statements, included in the Partnership's Annual Report to Unitholders for the year ended December 31, 1997, which is filed as an exhibit under item 14. Effective July 1, 1997, all General Partner allocations will be made solely to CPS II.

The Partnership has entered into property management agreements with ConAm Management pursuant to which ConAm Management has assumed direct responsibility for day-to-day management of the Properties. It is the responsibility of ConAm Management to select resident managers and to monitor their performance. ConAm Management's services also include the supervision of leasing, rent collection, maintenance, budgeting, employment of personnel, payment of operating expenses, strategic asset management and related services. For such services, ConAm Management is entitled to receive a management fee equal to five percent of gross revenues. A summary of property management fees earned by ConAm Management during the past three fiscal years is incorporated by reference to
Note 7 to the Consolidated Financial Statements, included in the Partnership's Annual Report to Unitholders for the fiscal year ended December 31, 1997, which is filed as an exhibit under Item 14.

Pursuant to Section 12(g) of the Partnership's Certificate and Agreement of Limited Partnership, the General Partner may be reimbursed by the Partnership for certain of its costs. A summary of amounts paid to the General Partners or their affiliates during the past three years is incorporated by reference to
Note 7, "Transactions with Related Parties," of Notes to the Consolidated Financial Statements, included in the Partnership's Annual Report to Unitholders for the fiscal year ended December 31, 1997, which is filed as an exhibit under Item 14.

                               PART IV

Item 14.  Exhibits, Financial Statement Schedule and Reports on Form 8-K

  (a)(1)  Financial Statements:                                        Page

  Consolidated Balance Sheets - December 31, 1997 and 1996              (1)

  Consolidated Statements of Operations - For the years ended
      December 31, 1997, 1996  and 1995                                 (1)

  Consolidated Statements of Partners' Capital (Deficit) -
      For the years ended December 31, 1997, 1996 and 1995              (1)

  Consolidated Statements of Cash Flows - For the years ended
      December 31, 1997, 1996 and 1995                                  (1)

  Notes to the Consolidated Financial Statements                        (1)

  Independent Auditors' Report                                          (1)

  Report of former Independent Accountants                              (1)

  (a)(2)  Financial Statement Schedule:

  Schedule III - Real Estate and Accumulated Depreciation              (F-1)

  Independent Auditors' Report                                         (F-2)

  Report of Former Independent Accountants                             (F-3)

  (1) Incorporated by reference to the Partnership's Annual Report to Unitholders for the year ended December 31, 1997 filed as an exhibit under Item 14.

  (a)(3)  Exhibits:

  (3) Amended and Restated Certificate and Agreement of Limited Partnership (included as, and incorporated herein by reference to, Exhibit A to the Prospectus of Registrant dated July 9, 1982 (the "Prospectus"), contained in Amendment No. 1 to Registration Statement, No. 2-75519, of Registrant filed July 9, 1982).

  (4) Subscription Agreement and Signature Page (included as, and incorporated herein by reference to, Exhibit B to the Prospectus).

(10)(A) Settlement Agreement by and among the Managing Joint Venturers and the Epoch Joint Venturers dated July 1, 1992 (included as, and incorporated herein by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 0-11085)).

  (B) Amended and Restated Agreement of General Partnership of Country Place Village I Joint Venture dated as of July 1, 1992 (included as, and incorporated herein by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 0-11085)).

  (C) Amended and Restated Agreement of General Partnership of Creekside Oaks Joint Venture dated as of July 1, 1992 (included as, and incorporated herein by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 0-11085)).

  (D) Amended and Restated Agreement of General Partnership of Ponte Vedra Beach Village I dated July 1, 1992 (included as, and incorporated herein by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-Q (Commission File No. 0-11085)).

  (E) Joint Venture Agreement of Rancho Antigua (included as, and incorporated herein by reference to Exhibit 10(M) to the Registrant's 1991 Annual Report on Form 10-K for the year ended December 31, 1991 (Commission File No. 0-11085)).

  (F) Amended and Restated Agreement of General Partnership of Village at the Foothills I Joint Venture Limited Partnership dated July 1, 1992 (included as, and incorporated herein by reference to Exhibit 10.5 to the Registrant's Quarterly Report on Form 10-Q (Commission File No. 0-11085)).

  (G) Property Management Agreement between Creekside Oaks Joint Venture and ConAm Management Corporation for the Creekside Oaks property (included as, and incorporated herein by reference to Exhibit 10-G to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (H) Property Management Agreement between Ponte Vedra Beach Joint Venture and ConAm Management Corporation for the Ponte Vedra Beach Village I property (included as, and incorporated herein by reference to Exhibit 10-H to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (I) Property Management Agreement between Rancho Antigua Joint Venture and ConAm Management Corporation for the Rancho Antigua property (included as, and incorporated herein by reference to Exhibit 10-I to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (J) Property Management Agreement between Country Place Village I Joint Venture and ConAm Management Corporation for the Country Place Village I property (included as, and incorporated herein by reference to Exhibit 10-J to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (K) Property Management Agreement between Village at the Foothills I Joint Venture and ConAm Management for the Village at the Foothills I property (included as, and incorporated herein by reference to Exhibit 10-K to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (L) Loan Documents: Mortgage and Security Agreement, Promissory Note and Assignment of Rents and Leases with respect to the refinancing of Country Place Village I, between Registrant and The Penn Mutual Insurance Company (included as, and incorporated herein by reference to Exhibit 10-L to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (M) Loan Documents: Mortgage and Security Agreement, Promissory Note and Assignment of Rents and Leases with respect to the refinancing of Creekside Oaks, between Registrant and The Penn Mutual Insurance Company (included as, and incorporated herein by reference to Exhibit 10-M to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (N) Loan Documents: Mortgage and Security Agreement, Promissory Note and Assignment of Rents and Leases with respect to the refinancing of Ponte Vedra Beach Village I, between Registrant and The Penn Mutual Insurance Company (included as, and incorporated herein by reference to Exhibit 10-N to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (O) Loan Documents: Deed of Trust and Assignment of Rents with Security Agreement and Financing Statement with respect to the refinancing of Rancho Antigua, between Registrant and The Penn Mutual Insurance Company (included as, and incorporated herein by reference to Exhibit 10-O to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993 (Commission File No. 0-11085)).

  (13)  Annual Report to Unitholders for the year ended December 31, 1997.

  (21) List of Subsidiaries - Joint Ventures (included as, and incorporated herein by reference to Exhibit 22 to the Registrant's Annual Report for the year ended December 31, 1995, on Form 10-K (Commission File No. 0-11085)).

  (27)  Financial Data Schedule

  (99) Portions of Prospectus of Registrant dated July 9, 1983 (included as, and incorporated herein by reference to Exhibit 28 of the Registrant's 1988 Annual Report filed on Form 10-K for the fiscal year ended December 31, 1988 (Commission File No. 0-11085)).

  (b)   Reports on Form 8-K:

        On December 15, 1997, and as amended on December 17, 1997, the Partnership filed a Form 8-K reporting the change in Partnership's Certifying Accountants.

        On February 3, 1998, the Partnership filed a Form 8-K disclosing the sale of RI 2's co-General Partner interest in the Partnership to CPS II.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: March 25, 1998


                         BY:    ConAm Property Services II, Ltd.
                                General Partner


                         BY: Continental American Development, Inc. General Partner


                         BY:     /s/  Daniel J. Epstein
                         Name:   Daniel J. Epstein
                         Title:  President, Director and
                                 Principal Executive Officer



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


                         CONAM PROPERTY SERVICES II, LTD.
                         A General Partner


                         By:  Continental American Development, Inc.
                              General Partner



Date:  March 25, 1998
                         BY:   /s/  Daniel J. Epstein
                               Daniel J. Epstein
                               Director, President and
                               Principal Executive Officer




Date:  March 25, 1998
                         BY:   /s/  E. Scott Dupree
                               E. Scott Dupree
                               Vice President and Director




Date:  March 25, 1998
                         BY:   /s/  Robert J. Svatos
                               Robert J. Svatos
                               Vice President and Director




Date:  March 25, 1998
                         BY:   /s/  Ralph W. Tilley
                               Ralph W. Tilley
                               Vice President




Date:  March 25, 1998
                         BY:   /s/  J. Bradley Forrester
                               J. Bradley Forrester
                               Vice President

                                                                      Exhibit 13

                         ConAm Realty Investors 2 L.P.

                              1997 ANNUAL REPORT











                         ConAm Realty Investors 2 L.P.




            ConAm Realty Investors 2 L.P. is a California limited partnership formed in 1982 to acquire, operate and hold for investment multifamily residential properties. At December 31, 1997, the Partnership's portfolio consisted of four apartment properties located in Arizona and Florida. Provided below is a comparison of average occupancy levels for the years ended December 31, 1997 and 1996.


                                                            Average Occupancy
   Property                      Location                     1997       1996
   --------------------------------------------------------------------------
   Creekside Oaks                Jacksonville, Florida         95%        94%
   Ponte Vedra Beach Village I   Ponte Vedra Beach, Florida    93%        95%
   Rancho Antigua                Scottsdale, Arizona           94%        94%
   Village at the Foothills I    Tucson, Arizona               92%        94%
   --------------------------------------------------------------------------




                                   Contents

                             1   Message to Investors

                             2   Performance Summary

                             3   Financial Highlights

                             4   Consolidated Financial Statements

                             7   Notes to the Consolidated
                                 Financial Statements

                            12   Independent Auditors' Report and
                                 Report of Former Independent Accountants

                            14   Net Asset Valuation










     Administrative Inquiries           Performance Inquiries/Form 10-Ks
     Address Changes/Transfers          First Data Investor Services Group
     Service Data Corporation           P.O. Box 1527
     2424 South 130th Circle            Boston, Massachusetts
     02104-1527                         02104-1527
     Omaha, Nebraska 68144-2596         Attn:  Financial Communications
     800-223-3464                       800-223-3464

                             Message to Investors

Presented for your review is the 1997 Annual Report for ConAm Realty Investors 2 L.P. (the "Partnership"). In this report we discuss general market conditions affecting the Partnership's four remaining properties (the "Properties"). We have also included a performance summary which addresses operations at each of the properties and financial highlights for the year.



Cash Distributions
------------------
As previously reported, the Partnership suspended quarterly cash distributions beginning in the first quarter of 1997 in order to fund roof replacements at Ponte Vedra Beach Village I. The replacements were completed in September 1997 at a cost of approximately $400,000. Since inception, the Partnership has paid distributions totaling $337.19 per original $500 Unit, including $220.00 in return of capital payments. In future quarters, the General Partner will assess the Partnership's ability to reinstate cash distributions based on the Partnership's operating results and future cash needs.

Operations Overview
-------------------
In 1997, operations at the Partnership's properties continued to be impacted to varying degrees by strong competition for tenants in the markets where the properties are located. Although population and job growth remained strong in Arizona and Florida, the addition of newly constructed complexes, especially in the Jacksonville market, limited rental rate increases and caused overall vacancy rates to rise. In Tucson, where Village at the Foothills I is located, many high-end renters opted to purchase homes due to low interest rates. In Scottsdale, where Rancho Antigua is located, the market again experienced slow growth during the year as a result of increased construction. Despite these trends, strong economic growth in all three areas helped strengthen multi-family housing, and the Properties sustained a collective average occupancy of 93.5% in 1997 compared with 94.3% in 1996. In addition, the appraised values of the Properties increased by 4.1% in total when compared to the prior year.

The General Partner is continuing to evaluate the sale potential of the remaining properties and other options with respect to the Partnership's investments. One of these options includes refinancing certain loans secured by the Properties in order to return capital to the limited partners on a tax-free basis and lock in favorable fixed interest rates. This would also potentially enhance the future marketability of the Properties, while enabling the Partnership to take advantage of possible future property appreciation. The Partnership's ability to sell the Properties is dependent upon a variety of factors, many of which are not within the Partnership's control. There can be no assurance that any specific property or all the properties can be sold, that particular prices will be achieved, or that the Properties can be sold within a specific time frame. We will keep you apprised of our sales efforts in future correspondence.

Summary
-------
We will continue to monitor market conditions at the Properties, and evaluate the potential refinancing of the Partnership's mortgage obligations. In the interim, we intend to maximize the performance of the Properties and further improve their appearance and condition. We will keep you apprised of significant developments affecting your investment in future reports.



Very truly yours,



/s/  Daniel J. Epstein
Daniel J. Epstein
President
Continental American Development Inc.
and ConAm Development Corporation,
General Partners of ConAm Property
  Services II, Ltd.

March 25, 1998

                              Performance Summary


Creekside Oaks - Jacksonville, Florida
--------------------------------------
Creekside Oaks is a 120-unit apartment community situated in the Baymeadows-Deerwood neighborhood of southeast Jacksonville. The property reported average occupancy of 95% in 1997, up slightly from 94% in 1996, and a 3% increase in rental income. In 1997, the Jacksonville market experienced a significant increase in new construction and the issuance of new construction permits, partially due to its 1996 ranking as one of the fastest growing labor markets in the country. This new construction is expected to soften the market by outpacing population and job growth and will continue to affect the region for the next several months, as new units become available. While vacancy rates remained low in 1997, the use of rental concessions in the marketplace has recently increased to attract and retain tenants in anticipation of the new competition.


Ponte Vedra Beach Village I - Ponte Vedra Beach, Florida
--------------------------------------------------------
Ponte Vedra Beach Village I is a 122-unit luxury apartment complex located in an oceanside residential area to the southeast of Jacksonville. The property reported an average occupancy level of 93% in 1997, down slightly from 95% in 1996. Property improvements for the year included extensive roof replacements, carpet replacement and other improvements to increase the appearance of the property. Favorable market conditions in the Jacksonville area have led to an increase in new multifamily construction, with new construction permits issued for approximately 3,831 new apartment units throughout the year. Although population and job growth in the Jacksonville area remains high, continuing construction at this pace could lead to softness in the market in the future.


Rancho Antigua - Scottsdale, Arizona
------------------------------------
Rancho Antigua is a 220-unit apartment community located eight miles northeast of Phoenix in southwest Scottsdale. The property reported average occupancy of 94% in 1997, unchanged from 94% in 1996, and an increase in rental income due to an increase in rental rates. The Scottsdale apartment market experienced continued strong competition during 1997, reflecting high levels of construction and notable competition from condominiums and single family houses, as affordable prices and low mortgage rates enticed renters to buy. Although vacancy rates in Phoenix and the Scottsdale submarket remained low in 1997, occupancy levels are expected to decline due to the significant new construction. The Scottsdale market is experiencing strong job and population growth with over 70,000 new jobs created in the first six months of 1997 and over 100,000 new residents added to the market during the year. This economic growth should favorably impact the market, and ease competition until the pace of new construction subsides.


Village at the Foothills I - Tucson, Arizona
--------------------------------------------
Village at the Foothills I is a 60 unit apartment community located in the northwest area of Tucson. The property maintained an average occupancy rate of 92% during 1997, compared to 94% in 1996. Apartment vacancy rates remain high in this market, but significant population growth in Tucson over the last few years is slowly reducing the number of available units. Low interest rates and affordable home prices have also increased competition by luring many renters to purchase homes. This competition has led to the reemergence of rental incentives and other concessions in the marketplace to attract tenants. Strong competition for tenants is likely to continue as the addition of new properties puts further pressure on occupancies.

                             Financial Highlights

Selected Financial Data
For the periods ended December 31,    1997     1996     1995     1994     1993
------------------------------------------------------------------------------
Dollars in thousands, except for
per unit data

Total Income                        $4,384   $4,328   $4,516   $4,718   $4,479

Gain on Sale of Property                 _        _      232        _        _

Net Income (Loss)                     (203)      (3)    (113)      37     (528)

Net Cash Provided by (Used for)
 Operating Activities                  979    1,334      864    1,150     (180)

Long-term Obligations               11,555   11,770   11,969   14,219   14,418

Total Assets at Year End            18,370   18,920   19,931   24,772   25,237

Net Income (Loss) per
 Limited Partnership Unit*           (2.51)    (.03)   (4.27)     .42    (6.53)

Distributions per
 Limited Partnership Unit*               _     9.00     9.00     5.50        _

Special Distributions per
 Limited Partnership Unit*               _        _    20.00        _        _
------------------------------------------------------------------------------

* 80,000 Units outstanding



Cash Distributions
Per Limited Partnership Unit
                                                           1997            1996
-------------------------------------------------------------------------------
First Quarter                                                 _            2.25
Second Quarter                                                _            2.25
Third Quarter                                                 _            2.25
Fourth Quarter                                                _            2.25
                                                         ------          ------
Total                                                    $    _          $ 9.00
-------------------------------------------------------------------------------

Quarterly cash distributions were suspended beginning in the first quarter of 1997 in order to fund roof replacements at Ponte Vedra Beach Village I.

Consolidated Balance Sheets                  At December 31,     At December 31,
                                                       1997                1996
-------------------------------------------------------------------------------
Assets
Investments in real estate:
  Land                                           $5,744,972          $5,744,972
  Buildings and improvements                     23,681,664          23,525,644
                                                 ------------------------------
                                                 29,426,636          29,270,616
  Less accumulated depreciation                 (12,689,727)        (11,874,334)
                                                 ------------------------------
                                                 16,736,909          17,396,282
Cash and cash equivalents                         1,109,506             962,290
Restricted cash                                     342,282             317,268
Other assets, net of accumulated amortization
  of $260,496 in 1997 and $197,977 in 1996          181,421             243,940
-------------------------------------------------------------------------------
    Total Assets                                $18,370,118         $18,919,780
-------------------------------------------------------------------------------
Liabilities and Partners' Capital (Deficit)
Liabilities:
  Mortgages payable                              11,554,935         $11,769,703
  Accounts payable and accrued expenses             197,443             127,810
  Due to affiliates                                  18,504              17,931
  Security deposits                                 103,908             106,353
  Distribution payable                                    _             200,000
                                                -------------------------------
    Total Liabilities                            11,874,790          12,221,797
                                                -------------------------------
Partners' Capital (Deficit):
General Partners                                   (567,156)           (565,129)
Limited Partners (80,000 Units outstanding)       7,062,484           7,263,112
                                                -------------------------------
Total Partners' Capital                           6,495,328           6,697,983
-------------------------------------------------------------------------------
Total Liabilities and Partners' Capital         $18,370,118         $18,919,780
-------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Operations
For the years ended December 31,                   1997        1996        1995
-------------------------------------------------------------------------------
Income
Rental                                       $4,327,499  $4,264,370  $4,448,549
Interest and other                               56,229      63,467      67,819
                                             ----------------------------------
    Total Income                              4,383,728   4,327,837   4,516,368
-------------------------------------------------------------------------------
Expenses
Property operating                            2,329,300   2,222,474   2,515,717
Depreciation and amortization                 1,017,912   1,005,471   1,099,215
Interest                                        904,630     920,596   1,023,479
General and administrative                      213,441     181,896     222,881
Write-off of assets                             121,100           _           _
                                             ----------------------------------
    Total Expenses                            4,586,383   4,330,437   4,861,292
-------------------------------------------------------------------------------
Loss from operations                           (202,655)     (2,600)   (344,924)
Gain on sale of property                              _           _     232,402
-------------------------------------------------------------------------------
    Net Loss                                 $ (202,655) $   (2,600) $ (112,522)
-------------------------------------------------------------------------------
Net Income (Loss) Allocated:
  To the General Partners                    $   (2,027) $      (26) $  228,953
  To the Limited Partners                      (200,628)     (2,574)   (341,475)
-------------------------------------------------------------------------------
                                             $ (202,655) $   (2,600) $ (112,522)
-------------------------------------------------------------------------------
Per limited partnership Unit
(80,000 Units outstanding)
Loss from operations                             $(2.51)      $(.03)     $(4.27)
-------------------------------------------------------------------------------
Net Loss                                         $(2.51)      $(.03)     $(4.27)
-------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.






Consolidated Statement of Partners' Capital (Deficit)
For the years ended December 31, 1997, 1996 and 1995

                                           General         Limited
                                          Partners        Partners        Total
-------------------------------------------------------------------------------
Balance at December 31, 1994             $(618,500)    $10,647,161  $10,028,661
Net Loss                                   228,953        (341,475)    (112,522)
Distributions ($29.00 per Unit)            (95,556)     (2,320,000)  (2,415,556)
-------------------------------------------------------------------------------
Balance at December 31, 1995              (485,103)      7,985,686    7,500,583
Net Loss                                       (26)         (2,574)      (2,600)
Distributions ($9.00 per Unit)             (80,000)       (720,000)    (800,000)
-------------------------------------------------------------------------------
Balance at December 31, 1996              (565,129)      7,263,112    6,697,983
Net Loss                                    (2,027)       (200,628)    (202,655)
Balance at December 31, 1997             $(567,156)    $ 7,062,484  $ 6,495,328
-------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows
For the years ended December 31,                     1997       1996       1995
-------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net loss                                       $ (202,655) $  (2,600)$ (112,522)
Adjustments to reconcile net loss to net
cash provided by operating activities:
  Depreciation and amortization                 1,017,912  1,005,471  1,099,215
  Write-off of assets                             121,100          _          _
  Gain on sale of property                              _          _   (232,402)
  Increase (decrease) in cash arising from
  changes in operating assets and liabilities:
   Fundings to restricted cash                   (325,093)  (327,279)  (361,130)
   Release of restricted cash                     300,079    661,672    488,797
   Other assets                                         _      5,900          _
   Accounts payable and accrued expenses           69,633    (10,135)    10,996
   Due to affiliates                                  573        482     (2,462)
   Security deposits                               (2,445)       135    (26,992)
                                               --------------------------------
Net cash provided by operating activities         979,104  1,333,646    863,500
-------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Net proceeds from sale of property                      _          _  1,522,242
Additions to real estate                         (417,120)   (83,241)  (199,476)
                                               --------------------------------
Net cash provided by (used for)
 investing activities                            (417,120)   (83,241) 1,322,766
-------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Distributions                                    (200,000)  (800,000)(2,460,001)
Mortgage principal payments                      (214,768)  (198,801)  (199,366)
Net cash used for financing activities           (414,768)  (998,801)(2,659,367)
-------------------------------------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                                 147,216    251,604   (473,101)
Cash and cash equivalents, beginning of year      962,290    710,686  1,183,787
-------------------------------------------------------------------------------
Cash and cash equivalents, end of year         $1,109,506  $ 962,290 $  710,686
-------------------------------------------------------------------------------
Supplemental Disclosure of Cash
 Flow Information:
Cash paid during the period for interest       $  940,630  $ 920,596 $1,023,479
-------------------------------------------------------------------------------
Supplemental Disclosure of Non-Cash Investing Activities:
Write-off of buildings & improvements          $ (261,100) $       _ $        _
Write-off of accumulated depreciation             140,000          _          _
-------------------------------------------------------------------------------

Supplemental Disclosure of Non-Cash Financing Activities:
In connection with the sale of Country Place Village I in 1995, the $ 2,051,078 mortgage obligation on the property was assumed by the buyer, thereby releasing the Partnership from its mortgage obligation.

See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements
December 31, 1997, 1996 and 1995

1.  Organization
ConAm Realty Investors 2 L.P. (formerly Hutton/ConAm Realty Investors 2) (the "Partnership") was organized as a limited partnership under the laws of the State of California pursuant to a Certificate and Agreement of Limited Partnership (the "Partnership Agreement") dated December 17, 1981, as amended and restated October 8, 1982. The Partnership was formed for the purpose of acquiring and operating certain types of residential real estate. The original co-General Partners of the Partnership were RI 2 Real Estate Services Inc. ("RI-2"), an affiliate of Lehman Brothers Inc., and ConAm Property Services II, Ltd. ("CPS II"), an affiliate of Continental American Properties, Ltd. (the "General Partners"). On January 27, 1998, CPS II acquired RI-2's co-general partner interest in the Partnership effective July 1, 1997, pursuant to a purchase agreement between CPS II and RI-2 dated August 29, 1997. As a result, CPS II now serves as the sole general partner of the Partnership. The Partnership will continue until December 31, 2010 unless sooner terminated pursuant to the terms of the Partnership Agreement.

2.  Significant Accounting Policies and Practices

Financial Statements The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Partnership and its affiliated ventures when the Partnership has a controlling interest in the ventures. The effect of transactions between the Partnership and its ventures have been eliminated in consolidation.

Investments in Real Estate Investments in real estate are recorded at cost less accumulated depreciation and include the initial purchase price of the property, legal fees, acquisition and closing costs.

Revenue is recognized when earned and expenses (including depreciation) are recognized when incurred in accordance with generally accepted accounting principles. Leases are generally for terms of one year or less.

Depreciation is computed using the straight-line method based upon the estimated useful lives of the properties (25 years). Maintenance and repairs are charged to operations as incurred. Costs incurred for significant betterments and improvements are capitalized and depreciated over their estimated useful lives.

For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in net income (loss) for the period.

Impairment of Long-Lived Assets Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"), requires the Partnership to assess its real estate investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. Recoverability of real estate to be held and used is measured by a comparison of the carrying amount of the real estate to future net cash flows (undiscounted and without interest) expected to be generated by the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the real estate exceeds the fair value of the real estate.

Other Assets Included in other assets are costs incurred in connection with obtaining financing for the Partnership's properties. Such costs are amortized over the initial term of the mortgages payable on a method which approximates the effective-interest method.

Income Taxes No provision for income taxes has been made in the financial statements as the liability for such taxes is that of the partners rather than the Partnership.

Cash and Cash Equivalents Cash and cash equivalents consist of highly liquid short-term investments with original maturities of three months or less.

Concentration of Credit Risk Financial instruments which potentially subject the Partnership to a concentration of credit risk principally consist of cash and cash equivalents and restricted cash in excess of the financial institution's federally insured limits. The Partnership invests its cash and cash equivalents and restricted cash with high credit quality federally insured financial institutions.

Restricted Cash Restricted cash consists of escrows for real estate taxes and insurance as required by the first mortgage lender.

Use of Estimates Management of the Partnership has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3.  The Partnership Agreement
The Partnership Agreement provides that net cash from operations, as defined, is to be distributed quarterly, 90% to the limited partners and 10% to the General Partners.

Net loss is to be allocated 99% to the limited partners and 1% to the General Partners. Net income is to be generally allocated in accordance with the distribution of net cash from operations.

Net proceeds from sales or refinancing are to be distributed 99% to the limited partners and 1% to the General Partners until each limited partner has received an amount equal to his adjusted capital value (as defined) and an annual, non-compounded cumulative 7% return thereon. The balance, if any, is to be distributed 85% to the limited partners and 15% to the General Partners. Gain from sales is to be allocated to each partner having a negative capital account balance, pro-rata, to the extent of such negative balance. Thereafter, such gain is to be allocated in accordance with the distribution of net proceeds from sale or refinancing, with the balance allocated to the limited partners.

4.  Investments in Real Estate
The Partnership owns four residential apartment complexes that were acquired either directly or through investments in joint ventures as follows:

                      Apartment                            Date      Purchase
Property Name           Units      Location              Acquired      Price
------------------------------------------------------------------------------
Creekside Oaks           120    Jacksonville, FL         11/18/83   $6,254,953
Ponte Vedra Beach
  Village I              122    Ponte Vedra Beach, FL     2/10/84    7,196,318
Rancho Antigua           220    Scottsdale, AZ             3/8/84   11,465,844
Village at the
  Foothills I             60    Tucson, AZ                2/27/85    3,804,103
------------------------------------------------------------------------------

On July 20, 1995, the Partnership sold Country Place Village I to an institutional buyer (the "Buyer"), which was unaffiliated with the Partnership. The selling price was determined by arm's length negotiations between the Partnership and the Buyer. Country Place Village I was sold for $3,665,000, which includes the assumption of the mortgage payable on Country Place Village I by the Buyer in the amount of $2,051,078. The Partnership received net proceeds of $1,522,242. On August 17, 1995, the Partnership paid a special distribution of $1,600,000 to the partners. The special distribution was comprised of net proceeds from the sale of Country Place Village I and Partnership cash reserves. The transaction resulted in a gain on sale of $232,402. The gain was allocated in accordance with the Partnership Agreement.

The joint venture agreement of Rancho Antigua substantially provides that:

a. Net cash from operations is to be distributed 100% to the Partnership until it has received an annual, noncumulative
   12% return on its adjusted capital contribution. Any remaining balance is to be distributed 60% to the Partnership and 40% to the co-venturer.

b. Net income of the joint venture and gain from sale is to be allocated basically in accordance with the distribution of net cash from operations, as defined, and net proceeds from sales, respectively. All net losses are to be allocated 98% to 100% to the Partnership depending on the joint venture agreement.

c. Net proceeds from a sale or refinancing is to be distributed 100% to the Partnership until it has received an amount equal to 120% of its adjusted capital contribution and an annual, cumulative 12% return on its adjusted capital contribution. Thereafter, the Partnership is to receive approximately 50% to 75% of the balance depending on the joint venture agreement.

The joint venture agreements and limited partnership agreements of Country Place Village I, Creekside Oaks, Ponte Vedra Beach Village I and Village at the Foothills I substantially provide that:

a. Available cash from operations is to be distributed 100% to the Partnership until it has received an annual, non-cumulative preferred return, as defined. Any remaining balance is to be distributed 99% to the Partnership and 1% to the General Partners.

b. Net income is to be allocated first, proportionately to partners with negative capital accounts, as defined, until such capital accounts, as defined, have been increased to zero then, to the Partnership up to the amount of any payments made on account of its preferred return; thereafter, 99% to the Partnership and 1% to the General Partners. All losses are to be allocated first, to the partners with positive capital accounts, as defined, until such accounts have been reduced to zero then 99% to the Partnership and 1% to the General Partners.

c. Income from a sale is to be allocated first, to the Partnership until the Partnership's capital accounts, as defined, are equal to the fair market value of the ventures' assets at the date of the amendments then, any remaining balance will be allocated 99% to the Partnership and 1% to the General Partners. Net proceeds from a sale or refinancing are to be distributed first to the partners with a positive capital account balance, as defined; thereafter, 99% to the Partnership and 1% to the General Partners.

5.  Mortgages Payable
On October 28, 1993, the Partnership obtained replacement financing on its Creekside Oaks, Ponte Vedra Beach I, Rancho Antigua and Country Place Village I properties totaling $14,450,000. The loans are secured by the respective properties and an assignment of rents and leases and bear interest at an annual rate of 7.75%. Each of the loans is a non-recourse loan with monthly payments of principal and interest of $93,283 based on a twenty-five year amortization schedule and a seven year term with the balance of the principal due on November 1, 2000. On July 20, 1995, County Place Village I was sold and the underlying mortgage, in the amount of $2,051,078, was assumed by the Buyer.

Mortgages payable at December 31, 1997, consist of the following first mortgage loans:


              Property                                  Principal
              ---------------------------------------------------
              Creekside Oaks                          $ 2,479,399
              Ponte Vedra Beach Village I               3,742,489
              Rancho Antigua                            5,333,047
              ---------------------------------------------------

Annual maturities of mortgage principal at December 31, 1997 are as follows:

                       Year                       Amount
                       ---------------------------------
                       1998                     $232,016
                       1999                      250,650
                       2000                   11,072,269
                       ---------------------------------
                       Total                 $11,554,935
                       ---------------------------------

6.  Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the fair values be disclosed for the Partnership's financial instruments. The carrying amount of cash and cash equivalents, restricted cash, distribution payable, accounts payable and accrued expenses, due to affiliates and security deposits are reasonable estimates of their fair values due to the short-term nature of those instruments.

The carrying amount of the mortgages payable is a reasonable estimate of fair value based on management's belief that the interest rates and terms of the debt are comparable to those commercially available to the Partnership in the marketplace for similar instruments.

7.  Transactions With Related Parties
The following is a summary of fees earned and reimbursable expenses to the General Partners and their affiliate for the years ended December 31, 1997, 1996, and 1995, and the unpaid portion at December 31, 1997:

                                  Earned and
                                   Unpaid at
                                 December 31,              Earned
                                        1997      1997       1996       1995
----------------------------------------------------------------------------
RI 2 Real Estate Services Inc.:
 Out-of-pocket expenses              $     _  $    402   $    807   $  2,577
ConAm and affiliates:
 Property operating salaries               _   321,517    323,312    336,760
 Property management fees             18,504   216,432    213,281    223,677
 Administrative expenses                   _    18,425          _          _
----------------------------------------------------------------------------
     Total                           $18,504  $556,776   $537,400   $563,014
----------------------------------------------------------------------------

8. Reconciliation of Financial Statement and Tax Information
The following is a reconciliation of the net loss for financial statement purposes to net income (loss) for federal income tax purposes for the years ended December 31, 1997, 1996 and 1995:

                                               1997          1996        1995
-------------------------------------------------------------------------------
Net loss per financial statements           $(202,655)    $ (2,600)  $ (112,522)
Tax basis joint venture net
 loss in excess of GAAP basis
 joint venture loss (unaudited)              (201,705)    (193,019)    (233,232)
Gain on sale of property for tax
 purposes in excess of gain per
 financial statements (unaudited)                   _            _    1,536,333
Loss on write-off of assets per
 financial statements not
 recognized for tax purposes (unaudited)      121,100            _            _
Other (unaudited)                              11,000        1,397       (5,457)
-------------------------------------------------------------------------------
   Taxable net income (loss)(unaudited)     $(272,260)   $(194,222)  $1,185,122
-------------------------------------------------------------------------------

The following is a reconciliation of partners' capital for financial statement purposes to partners' capital for federal income tax purposes as of December 31, 1997, 1996 and 1995:

                                                 1997       1996        1995
-------------------------------------------------------------------------------
Partners' capital per financial statements   $6,495,328  $6,697,983  $7,500,583
Adjustment for cumulative difference
 between tax basis loss and loss
 per financial statements (unaudited)        (5,054,580) (4,984,975) (4,793,353)
Partners' capital per income
 tax return (unaudited)                      $1,440,748  $1,713,008  $2,707,230
-------------------------------------------------------------------------------

At December 31, 1997, the tax basis of the Partnership's assets was $13,281,545 and the tax basis of the Partnership's liabilities was $11,840,797.

9. Distributions Paid
Cash distributions, per the consolidated statements of partners' capital (deficit) are recorded on the accrual basis, which recognizes specific record dates for payments within each calendar year. The consolidated statements of cash flows recognize actual cash distributions paid during the calendar year. The following table discloses the annual amounts as presented on the consolidated financial statements:

               Distributions                                     Distributions
                  Payable        Distributions    Distributions      Payable
              Beginning of Year     Declared          Paid         December 31,
-------------------------------------------------------------------------------
1997             $200,000        $        -       $  200,000        $      -
1996              200,000           800,000          800,000         200,000
1995              244,445         2,415,556        2,460,001         200,000
------------------------------------------------------------------------------

                         Independent Auditors' Report




The General Partner
ConAm Realty Investors 2 L.P.:


We have audited the accompanying consolidated balance sheet of ConAm Realty Investors 2 L.P. (a California limited partnership) (formerly Hutton/ConAm Realty Investors 2) and consolidated ventures (the "Partnership"), as of December 31, 1997, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of ConAm Realty Investors 2 L.P. and consolidated ventures as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick LLP


San Diego, California
March 3, 1998

                   Report of Former Independent Accountants




To the Partners of
ConAm Realty Investors 2 L.P.:

We have audited the consolidated balance sheet of ConAm Realty Investors 2 L.P. (formerly Hutton/ConAm Realty Investors 2), a California limited partnership, and Consolidated Ventures as of December 31, 1996 and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the two years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ConAm Realty Investors 2 L.P., a California limited partnership, and Consolidated Ventures as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Hartford, Connecticut
February 14, 1997

                              Net Asset Valuation

            Comparison of Acquisition Costs to Appraised Value and of Net Asset Value Per Unit at December 31, 1997 (Unaudited)

                                           Acquisition Cost
                                            (Purchase Price
                                               Plus General
                                                   Partners'        December 31,
                                  Date of       Acquisition      1997 Appraised
Property                      Acquisition              Fees)           Value (1)
--------------------------------------------------------------------------------
Creekside Oaks                   11-18-83       $ 6,238,445         $ 5,500,000
Ponte Vedra Beach Village I      02-10-84         7,123,950           8,000,000
Rancho Antigua                   03-08-84        11,446,176          12,600,000
Village at the Foothills I       02-27-85         3,756,741           2,400,000
                                                -----------         -----------
                                                $28,565,312         $28,500,000

Cash and cash equivalents                                             1,451,788
Other assets                                                              4,283
                                                                    -----------
                                                                    $29,956,071
Less:
  Total liabilities                                                  11,874,790
                                                                    -----------
Partnership Net Asset Value (2)                                     $18,081,281
                                                                    -----------
Net Asset Value Allocated:
  Limited Partners                                                  $17,818,248
  General Partner                                                       263,033
                                                                    -----------
                                                                    $18,081,281
                                                                    -----------
Net Asset Value Per Unit
  (80,000 Units outstanding)                                            $222.73
-------------------------------------------------------------------------------

(1) This represents the December 31, 1997 Appraised Values which were determined by an independent property appraisal firm.

(2) The Partnership Net Asset Value assumes a hypothetical sale at December 31, 1997 of all the Partnership's properties at a price based upon their value as a rental property as determined by an independent property appraisal firm, and the distribution of the proceeds of such sale, combined with the Partnership's cash after liquidation of the Partnership's assets and liabilities, to the partners.

Limited Partners should note that appraisals are only estimates of current value and actual values realizable upon sale may be significantly different. A significant factor in establishing an appraised value is the actual selling price for properties which the appraiser believes are comparable. In addition, the appraised value does not reflect the actual costs which would be incurred in selling the properties. As a result of these factors and the illiquid nature of an investment in Units of the Partnership, the variation between the appraised value of the Partnership's properties and the price at which Units of the Partnership could be sold may be significant. Fiduciaries of Limited Partners which are subject to ERISA or other provisions of law requiring valuations of Units should consider all relevant factors, including, but not limited to Net Asset Value per Unit, in determining the fair market value of the investment in the Partnership for such purposes.

Schedule III - Real Estate and Accumulated Depreciation
December 31, 1997

Residential Property:

                                        Ponte Vedra                     Village
                           Creekside          Beach         Rancho       at the
                                Oaks      Village 1        Antigua    Foothills          Total
----------------------------------------------------------------------------------------------
Location                Jacksonville,   Ponte Vedra     Scottsdale,      Tucson,            na
                                  FL      Beach, FL             AZ           AZ
Construction date               1982           1983           1984         1984             na
Acquisition date            11-18-83       02-10-84       03-08-84     02-27-85             na
Life on which
  depreciation in
  latest income
  statements is
  computed                        (3)            (3)            (3)          (3)            na
Encumbrances             $ 2,479,399    $ 3,742,489    $ 5,333,047  $         -   $ 11,554,935
Initial cost to
  Partnership:
     Land                    400,317      1,015,028      3,490,498      798,823      5,704,666
     Buildings and
     improvements          5,854,636      6,181,290      7,975,346    3,005,280     23,016,552
Costs capitalized
  subsequent to
  acquisition:
     Land, buildings
     and improvements        281,499        554,569        118,634       11,816        966,518
Write-off of buildings
     and improvements              -       (261,100)             -            -       (261,100)

Gross amount at which
 carried at close
 of period: (1)
     Land                $   403,193    $ 1,045,472    $ 3,497,484  $   798,823   $  5,744,972
     Buildings and
     improvements          6,133,259      6,444,315      8,086,994    3,017,096     23,681,664
----------------------------------------------------------------------------------------------
                         $ 6,536,452    $ 7,489,787    $11,584,478  $ 3,815,919   $ 29,426,636
----------------------------------------------------------------------------------------------
Accumulated
  depreciation (2)        (3,366,254)    (3,327,647)    (4,449,485)  (1,546,341)   (12,689,727)
----------------------------------------------------------------------------------------------

(1) Represents aggregate cost for both financial reporting and Federal income tax purposes.
(2) The amount of accumulated depreciation for Federal income tax purposes is $21,910,933.
(3)  Buildings and improvements - 25 years; personal property - 10 years

A reconciliation of the carrying amount of real estate and accumulated depreciation for the years ended December 31, 1997, 1996, and 1995 follows:

                                             1997           1996           1995
--------------------------------------------------------------------------------
Investments in real estate:
Beginning of period                   $29,270,616    $29,187,375    $34,056,223
Additions                                 417,120         83,241        199,476
Dispositions and disposals               (261,100)             -     (5,068,324)
-------------------------------------------------------------------------------
End of period                         $29,426,636    $29,270,616    $29,187,375
-------------------------------------------------------------------------------
Accumulated depreciation:
Beginning of period                   $11,874,334    $10,931,382    $11,699,378
Depreciation expense                      955,393        942,952      1,029,336
Dispositions and disposals               (140,000)             -     (1,797,332)
-------------------------------------------------------------------------------
End of period                         $12,689,727    $11,874,334    $10,931,382
-------------------------------------------------------------------------------

See accompanying independent auditors' report.

                         Independent Auditors' Report




The General Partner
ConAm Realty Investors 2 L.P.:


Under date of March 3, 1998, we reported on the consolidated balance sheet of ConAm Realty Investors 2 L.P. (a California limited partnership) (formerly
Hutton/ConAm Realty  Investors 2)   and  consolidated  ventures  (the
"Partnership") as of December 31, 1997, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for the year then ended, as contained in the 1997 annual report to Unitholders. These consolidated financial statements and our report thereon are incorporated by reference in the 1997 annual report on Form 10-K. In connection with our audit of the aforementioned consolidated financial statements, we also have audited the related consolidated financial
statement schedule.   This consolidated financial statement schedule  is the
responsibility  of  the  Partnership's  management.   Our responsibility  is to
express an opinion on this consolidated financial statement schedule based on our audit.

In our opinion, the consolidated financial statement schedule, when considered
in  relation  to  the  basic   consolidated financial statements taken as a
whole, presents fairly, in all material respects, the information set forth therein.

                                              KPMG Peat Marwick LLP



San Diego, California
March 3, 1998

                   Report of Former Independent Accountants




Our report on the consolidated financial statements of ConAm Realty Investors 2 L.P. (formerly Hutton/ConAm Realty Investors 2), a California Limited Partnership, and Consolidated Ventures has been incorporated by reference in this Form 10-K from the Annual Report to Unitholders of ConAm Realty Investors 2 for the year ended December 31, 1996. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index of this Form 10- K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
February 14, 1997

                                                                  Annex 2

                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 10-Q

(MARK ONE)

    X     Quarterly Report Pursuant to Section 13 or 15(d) of the Securities
 -------  Exchange Act of 1934


                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1998

or

 ------- Transition Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 For the transition period from ____ to ____

                         COMMISSION FILE NUMBER: 0-11085


                          CONAM REALTY INVESTORS 2 L.P.
                          -----------------------------
              EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER



          California                                     13-3100545
          ----------                                     ----------
STATE OR OTHER JURISDICTION OF               I.R.S. EMPLOYER IDENTIFICATION NO.
INCORPORATION OR ORGANIZATION

1764 San Diego Avenue
San Diego, CA  92110                                     92110-1906
--------------------                                     -----------
ADDRESS OF PRINCIPAL EXECUTIVE OFFICES                     ZIP CODE

                                 (619) 297-6771
                                 --------------
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE


Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                 Yes  X   No
                                    -----    -----

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES

----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                                                           AT SEPTEMBER 30,           AT DECEMBER 31,
                                                                                            1998                      1997
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments in real estate:
     Land                                                                                 $  5,744,972            $  5,744,972
     Buildings and improvements                                                             23,681,664              23,681,664
                                                                                    -------------------------------------------
                                                                                            29,426,636              29,426,636
     Less accumulated depreciation                                                         (13,402,882)            (12,689,727)
                                                                                    -------------------------------------------
                                                                                            16,023,754              16,736,909
Cash and cash equivalents                                                                    1,298,970               1,109,506
Restricted cash                                                                                521,854                 342,282
Other assets, net of accumulated amortization
     of $307,385 in 1998 and $260,496 in 1997                                                  247,615                 181,421
-------------------------------------------------------------------------------------------------------------------------------
        TOTAL ASSETS                                                                      $ 18,092,193            $ 18,370,118
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
     Mortgages payable                                                                      11,382,614              11,554,935
     Distribution payable                                                                      200,000                       -
     Accounts payable and accrued expenses                                                     386,699                 197,443
     Due to general partner and affiliates                                                      18,766                  18,504
     Security deposits                                                                          92,286                 103,908
                                                                                   -------------------------------------------
        Total Liabilities                                                                   12,080,365              11,874,790
                                                                                   -------------------------------------------
Partners' Capital (Deficit):
     General Partner                                                                          (615,506)               (567,156)
     Limited Partners (80,000 Units outstanding)                                             6,627,334               7,062,484
                                                                                   -------------------------------------------
        Total Partners' Capital                                                              6,011,828               6,495,328
-------------------------------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND PARTNERS' CAPITAL                                           $ 18,092,193            $ 18,370,118
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES

----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             THREE MONTHS ENDED                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,                                  SEPTEMBER 30,
                                                       1998                  1997                    1998                    1997
----------------------------------------------------------------------------------------------------------------------------------
INCOME
Rental                                          $ 1,092,226           $ 1,071,005             $ 3,333,733             $ 3,208,782
Interest and other                                   12,070                18,623                  32,241                  40,760
                                               ----------------------------------------------------------------------------------
        Total Income                              1,104,296             1,089,628               3,365,974               3,249,542
----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Property operating                                  595,287               661,158               1,682,747               1,729,543
Depreciation and amortization                       253,369               255,279                 760,045                 762,085
Interest                                            221,296               225,649                 667,227                 680,038
General and administrative                           50,882                46,470                 139,455                 149,793
                                               ----------------------------------------------------------------------------------
        Total Expenses                            1,120,834             1,188,556               3,249,474               3,321,459
----------------------------------------------------------------------------------------------------------------------------------
        NET INCOME (LOSS)                         $ (16,538)            $ (98,928)              $ 116,500              $  (71,917)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) ALLOCATED:
        To the General Partner                    $  (1,654)            $  (9,893)              $  11,650              $   (7,192)
        To the Limited Partners                     (14,884)              (89,035)                104,850                 (64,725)
----------------------------------------------------------------------------------------------------------------------------------
        NET INCOME (LOSS)                         $ (16,538)            $ (98,928)              $ 116,500              $  (71,917)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
PER LIMITED PARTNERSHIP UNIT
     (80,000 UNITS OUTSTANDING)
        NET INCOME (LOSS)                         $   (0.19)            $   (1.11)              $    1.31              $    (0.81)
----------------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                          GENERAL                 LIMITED
                                                                          PARTNER                PARTNERS                   TOTAL
----------------------------------------------------------------------------------------------------------------------------------
BALANCE (DEFICIT) AT DECEMBER 31, 1997                                 $ (567,156)            $ 7,062,484             $ 6,495,328
Net income                                                                 11,650                 104,850                 116,500
Distributions ($6.75 per Unit)                                            (60,000)               (540,000)               (600,000)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE (DEFICIT) AT SEPTEMBER 30, 1998                                $ (615,506)            $ 6,627,334             $ 6,011,828
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30,                                                            1998                    1997
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                                      $ 116,500               $ (71,917)
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                                                                760,044                 762,085
     Increase (decrease) in cash arising from changes in
     operating assets and liabilities:
        Fundings to restricted cash                                                              (232,496)               (245,218)
        Release of restricted cash                                                                 52,924                  53,150
        Other assets                                                                             (113,083)                      -
        Accounts payable and accrued expenses                                                     189,256                 232,165
        Due to general partner and affiliates                                                         262                     357
        Security deposits                                                                         (11,622)                 (2,055)
                                                                                       -------------------------------------------
Net cash provided by operating activities                                                         761,785                 728,567
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES-
Additions to real estate                                                                                -                (388,231)
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions                                                                                    (400,000)               (200,000)
Mortgage principal payments                                                                      (172,321)               (159,511)
                                                                                       -------------------------------------------
Net cash used for financing activities                                                           (572,321)               (359,511)
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                              189,464                 (19,175)
Cash and cash equivalents, beginning of period                                                  1,109,506                 962,290
----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                      $ 1,298,970               $ 943,115
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION-
Cash paid during the period for interest                                                        $ 667,227               $ 680,038
----------------------------------------------------------------------------------------------------------------------------------


SEE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES

-------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The unaudited interim consolidated financial statements should be read in conjunction with the Partnership's annual 1997 audited consolidated financial statements within Form 10-K.

The unaudited interim consolidated financial statements include all normal and recurring adjustments which are, in the opinion of management, necessary to present a fair statement of financial position as of September 30, 1998 and the results of operations for the three and nine months ended September 30, 1998 and 1997, cash flows for the nine months ended September 30, 1998 and 1997, and the consolidated statement of partners' capital for the nine months ended September 30, 1998. Results of operations are not necessarily indicative of the results to be expected for the full year.

No significant events have occurred subsequent to the year ended December 31, 1997, and no material contingencies exist, which would require disclosure in this interim report per Regulation S-X, Rule 10-01, Paragraph (a) (5).

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES


PART I, ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 1998, the Partnership had cash and cash equivalents of $1,298,970 which were invested in money market funds, compared with $1,109,506 at December 31, 1997. The increase is attributable to net cash provided by operating activities exceeding cash used for mortgage principal payments and distributions. The Partnership also maintains a restricted cash balance which totaled $521,854 at September 30, 1998 compared to $342,282 at December 31, 1997. The restricted cash funds represent escrows for insurance and real estate taxes required under the terms of the current mortgage loans. The Partnership expects sufficient cash to be generated from operations to meet its current operating expenses.

The General Partner declared a regular cash distribution of $2.25 per Unit for the quarter ended September 30, 1998 which will be paid in October, 1998. The General Partner will determine the amount of future quarterly distributions based on the Partnership's available cash flow and future cash needs.

The General Partner, on behalf of the Partnership, is negotiating and expects to enter into an agreement for the sale of the Partnership's remaining properties and properties owned by various other limited partnerships affiliated with the General Partner (the "Affiliated Partnerships") to DOC Investors LLC, a Delaware limited liability company to be formed to acquire real property ( the "Purchaser"). An Affiliate of the General Partner will hold a 9% interest in the Purchaser. Consummation of the sale is subject to various conditions, including the execution of definitive documents, the approval of a majority in interest of the Limited Partners, and approval by the limited partners of the Affiliated Partnerships. Accordingly, there can be no assurance that the sale will be consummated.

Following satisfaction of applicable securities regulatory requirements, the General Partner will solicit the approval of the Limited Partners to the sale and to a related amendment to the Partnership's agreement of limited partnership by means of a Consent Solicitation Statement. Such Consent Solicitation Statement will set forth the terms and conditions of the proposed sale, the text of the proposed amendment to the Partnership's agreement of limited partnership, and other matters with respect to the sale. If the sale and related amendment are approved, and the other conditions to the sale satisfied, the sale, which is expected to occur before December 31, 1998, would result in distributions approximating the net asset value of the Units and the final liquidation of the Partnership. The terms of the proposed sale are contained in the Preliminary Consent Solicitation Statement filed by the Partnership with the Securities and Exchange Commission pursuant to Section 14(a) of the Securities Exchange Act of 1934 on October 30, 1998.

RESULTS OF OPERATIONS

Partnership operations for the three and nine months ended September 30, 1998 generated a net loss of ($16,538) and net income of $116,500, for the three and six months ended September 30, 1998. This compares with a net loss of ($98,928) and ($71,917) for the corresponding periods in 1997. The decrease in net loss for the three month period ended September 30, 1998 is primarily attributable to an increase in rental revenues and a decrease in property operating expenses. The increase in net income for the nine month period ended September 30, 1998 is primarily attributable to an increase in rental revenues and a decrease in property operating expenses.

Property operating expenses for the three and nine months ended September 30, 1998 totaled $595,287 and $1,682,747 compared with $661,158 and $1,729,543 for the corresponding periods in 1997. The decrease for the three month period is primarily attributable to reduced repair and maintenance expenses at Ponte Vedra Beach Village I. The decrease for the nine month period is due to a decrease in repair and maintenance expenses at Ponte Vedra Beach Village I and Rancho Antigua.

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES

RESULTS OF OPERATIONS - CONTINUED

PART I, ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS

During the first nine months of 1998 and 1997, average occupancy levels at the Partnership's properties were as follows:




         PROPERTY                                 1998             1997
         ---------------------------------------------------------------

         Creekside Oaks                             95%              94%
         Ponte Vedra Beach Village I                92%              93%
         Rancho Antigua                             95%              91%
         Village at the Foothills I                 96%              89%
         ---------------------------------------------------------------



YEAR 2000

The Partnership has assessed the potential impact of the Year 2000 issue on its computer systems, operating equipment with imbedded microchips and major third party vendors. If the proposed sale of its remaining properties is consummated, the Partnership will liquidate prior to January 1, 2000, and no Year 2000 issues will be presented.

In the event that the sale is not consummated, the Partnership has relied on the efforts of ConAm Management Corporation ("ConAm Management"), which has been retained by the Partnership to manage the business and financial operation of the Partnership's properties, to resolve any potential Year 2000 issues. In the course of providing property management services for the Partnership, ConAm Management retained a third party consultant to modify all applicable software to provide for a 4-digit year field. The General Partner believes that the modifications undertaken by ConAm Management related to computer systems are sufficient to address any potential Year 2000 problems and that the impact of the Year 2000 issue will not materially affect the Partnership's operating results or financial condition if the Partnership is not liquidated prior to January 1, 2000. Accordingly, neither ConAm Management nor the Partnership has taken any further actions with respect to the Year 2000 issue related to the computer systems.

The Partnership plans to initiate a program to evaluate the Year 2000 readiness of each property's operating equipment with embedded microchips and replace as considered necessary. In the event that the replacement project is not completed by the Year 2000, failure of the property's operating equipment as a result of the Year 2000 issue is not expected to have a significant impact on operations.

The Partnership plans to initiate discussion with significant suppliers and other third parties to determine the extent to which the Partnership may be vulnerable to the failure of these parties to address and correct their own Year 2000 issues. However, there can be no guarantee that the systems of other companies that support the Partnership's operations will be timely converted or that a failure by these companies to correct their Year 2000 problems would not have a material adverse effect on the Partnership. At the present time the Partnership does not have a contingency plan in place, in the event of Year 2000 failure related to significant suppliers and other third parties, but plans to create one within the next year.

The Partnership currently has no indication that the costs associated with any remedial actions in connection with the Year 2000 related to its operating equipment with imbedded microchips and major third party vendors issue will be material. All costs related to the remediation plan of the computer system were incurred by ConAm Management in connection with their management services.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           CONAM PROPERTY SERVICES II, LTD.
                           General Partner of ConAm Realty Investors 2 L.P.

                           BY:   CONTINENTAL AMERICAN DEVELOPMENT, INC.
                                 GENERAL PARTNER


Date:  November 13, 1998         BY:/s/ DANIEL J. EPSTEIN
                                   ----------------------------------
                                 Daniel J. Epstein
                                 Director, President, and Principal Executive
                                 Officer


Date:  November 13, 1998         BY:/s/ ROBERT J. SVATOS
                                   ----------------------------------
                                 Robert J. Svatos
                                 Vice President and Director

CONAM REALTY INVESTORS 2 L.P.
AND CONSOLIDATED VENTURES


PART II             OTHER INFORMATION

ITEMS 1-5           Not applicable

ITEMS 6             Exhibits

                    (a) Exhibits -

                         (27)  Financial Data Schedule

                    (b) Reports on Form 8-K - No reports on Form 8-K were filed during the quarter ended September 30, 1998.